                                                                     EXHIBIT 2.1



                               AGREEMENT AND PLAN


                                    OF MERGER


                                      AMONG


                                 TRUETIME, INC.


                           SCO-TRT ACQUISITION, INC.,


                                SYMMETRICOM, INC.


                           DATED AS OF MARCH 27, 2002

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Article 1 Certain Definitions.................................................1
     Section 1.1      Certain Definitions.....................................1

Article 2 The Merger..........................................................6
     Section 2.1      The Merger..............................................6
     Section 2.2      Conversion of Shares and Merger Consideration...........7
     Section 2.3      Surrender and Payment...................................8
     Section 2.4      Stock Options and Warrants..............................9
     Section 2.5      Adjustments............................................10
     Section 2.6      Fractional Shares......................................10
     Section 2.7      Withholding Rights.....................................11
     Section 2.8      Lost Certificates......................................11
     Section 2.9      Shares Held by Company Affiliates......................12
     Section 2.10     Appraisal Rights.......................................12

Article 3 The Surviving Corporation..........................................12
     Section 3.1      Certificate of Incorporation of the Surviving
                        Corporation..........................................12
     Section 3.2      Bylaws of the Surviving Corporation....................12
     Section 3.3      Directors and Officers of the Surviving Corporation....12

Article 4 Representations and Warranties of the Company......................12
     Section 4.1      Organization and Qualification.........................12
     Section 4.2      Capitalization.........................................13
     Section 4.3      Authority..............................................13
     Section 4.4      Governmental Authorization.............................14
     Section 4.5      Non-Contravention......................................14
     Section 4.6      Subsidiaries...........................................15
     Section 4.7      SEC Filings............................................15
     Section 4.8      Financial Statements...................................16
     Section 4.9      Disclosure Documents...................................16
     Section 4.10     Absence of Certain Changes.............................17
     Section 4.11     No Undisclosed Material Liabilities....................19
     Section 4.12     Litigation.............................................19
     Section 4.13     Taxes..................................................19
     Section 4.14     Employees and Employee Benefit Plans...................21
     Section 4.15     Compliance with Law....................................23
     Section 4.16     Finders' or Advisors' Fees.............................23
     Section 4.17     Environmental Matters..................................23
     Section 4.18     Labor Matters..........................................24
     Section 4.19     Title to Property......................................25
     Section 4.20     Leaseholds.............................................25
     Section 4.21     Management Payments....................................25
     Section 4.22     Proprietary Rights.....................................25

     Section 4.23     Insurance..............................................27
     Section 4.24     No Misleading Statements...............................28
     Section 4.25     Opinion of Financial Advisor...........................28
     Section 4.26     Takeover Statutes......................................28
     Section 4.27     Transactions with Affiliates...........................28

Article 5 Representations and Warranties of Parent...........................28
     Section 5.1      Organization and Qualification.........................28
     Section 5.2      Capitalization.........................................29
     Section 5.3      Authority..............................................29
     Section 5.4      Governmental Authorization.............................30
     Section 5.5      Non-Contravention......................................30
     Section 5.6      SEC Filings............................................30
     Section 5.7      Financial Statements...................................31
     Section 5.8      Disclosure Documents...................................31
     Section 5.9      Absence of Certain Changes.............................32
     Section 5.10     Shares of Parent Common Stock..........................32
     Section 5.11     Finders' or Advisors' Fees.............................32

Article 6 Conduct Prior to The Effective Time................................32
     Section 6.1      Conduct of Business of the Company.....................32
     Section 6.2      No Solicitation........................................34

Article 7 Covenants of Parent and the Company................................36
     Section 7.1      Access to Information..................................36
     Section 7.2      Registration Statement and Proxy Statement.............36
     Section 7.3      Stockholder Meeting....................................37
     Section 7.4      Reasonable Efforts; Other Actions......................37
     Section 7.5      Public Announcements...................................37
     Section 7.6      Notification of Certain Matters........................38
     Section 7.7      Expenses...............................................38
     Section 7.8      Affiliates.............................................38
     Section 7.9      Company Employee Benefit Plans.........................38
     Section 7.10     NNM Listing............................................39
     Section 7.11     Resignation of Officers and Directors..................39
     Section 7.12     Severance Benefits.....................................39
     Section 7.13     Indemnification........................................39
     Section 7.14     Warrant Agreement......................................40
     Section 7.15     Employment Agreement...................................40
     Section 7.16     Stock Options..........................................41
     Section 7.17     Retention Bonuses......................................41

Article 8 Conditions to the Merger...........................................41
     Section 8.1      Conditions to the Obligations of Each Party............41
     Section 8.2      Conditions to the Obligations of Parent and Merger
                        Subsidiary...........................................42
     Section 8.3      Conditions to the Obligations of the Company...........43

Article 9 Termination........................................................44
     Section 9.1      Termination............................................44
     Section 9.2      Termination by Parent..................................44
     Section 9.3      Termination by the Company.............................45
     Section 9.4      Procedure for Termination..............................46
     Section 9.5      Effect of Termination..................................46

Article 10 Miscellaneous.....................................................47
     Section 10.1     Notices................................................47
     Section 10.2     Non-Survival of Representations and Warranties.........47
     Section 10.3     Amendments; No Waivers.................................48
     Section 10.4     Successors and Assigns.................................48
     Section 10.5     Governing Law..........................................48
     Section 10.6     Jurisdiction...........................................48
     Section 10.7     Waiver of Jury Trial...................................49
     Section 10.8     Counterparts; Effectiveness............................49
     Section 10.9     Entire Agreement.......................................49
     Section 10.10    Captions...............................................49
     Section 10.11    Severability...........................................49

                                    EXHIBITS

Exhibit A         Form of Support Agreement
Exhibit B         Form of Lockup Agreement
Exhibit C         Form of Extended Employment Agreement
Exhibit D         Form of Three Month Employment Agreement

                                    SCHEDULES
Disclosure Schedule
Schedule 2.2(d)
Schedule 7.13(a)

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER, dated as of March 27, 2002 (the "AGREEMENT"), by and among TRUETIME, INC., a Delaware corporation (the "COMPANY"), SYMMETRICOM, INC., a Delaware corporation ("PARENT"), and SCO-TRT ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of SYMMETRICOM, INC. ("MERGER SUBSIDIARY").

                              W I T N E S S E T H:

         WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have approved this Agreement, and deem it advisable and in the best interests of each corporation and its respective stockholders to consummate the merger of Merger Subsidiary with and into the Company upon the terms and subject to the conditions of this Agreement; and

         WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive cash and shares of voting common stock of Parent and all outstanding warrants to purchase shares of common stock of the Company which are not exercised prior to the Merger shall be assumed by Parent; and

         WHEREAS, concurrent with the execution and delivery of this Agreement, in order to induce Parent to enter into this Agreement, all members of the Company's Board of Directors and certain record and beneficial stockholders of the Company are granting Parent Support Agreements to vote all Company shares owned by them in favor of the Merger; and

         WHEREAS, each of the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby:

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                   ARTICLE 1
                               CERTAIN DEFINITIONS

         Section 1.1 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

         "1933 Act" has the meaning assigned in Section 8.1(c).

         "2001 10-K" has the meaning assigned in Section 4.6.

         "Agreement" has the meaning assigned in the Preamble.

         "Assumed Amount" has the meaning assigned in Section 7.13(c).

         "Cash Consideration" has the meaning assigned in Section
2.2(a)(iii)(B).

         "Cash Consideration Reduction Amount" has the meaning assigned in
Section 2.2(d).

         "Certificates" has the meaning assigned in Section 2.3(a).

         "Closing" has the meaning assigned in Section 2.1(d).

         "Closing Date" has the meaning assigned in Section 2.1(d).

         "COBRA" has the meaning assigned in Section 4.14(f).

         "Common Shares Trust" has the meaning assigned in Section 2.6(b).

         "Common Stock Consideration" has the meaning assigned in Section 2.2(a)(iii).

         "Company" has the meaning assigned in the Preamble.

         "Company 10-Q" has the meaning assigned in Section 4.7(a).

         "Company Acquisition" has the meaning assigned in Section 9.5(b).

         "Company Acquisition Proposal" has the meaning assigned in Section 6.2.

         "Company Affiliate" has the meaning assigned in Section 7.8.

         "Company Affiliates Letter" has the meaning assigned in Section 7.8.

         "Company Balance Sheet" has the meaning assigned in Section 4.8.

         "Company Balance Sheet Date" has the meaning assigned in Section 4.8.

         "Company Common Stock" has the meaning assigned in Section 4.2.

         "Company Lease" has the meaning assigned in Section 4.20.

         "Company Returns" has the meaning assigned in Section 4.13(b).

         "Company Rights" has the meaning assigned in Section 4.2.

         "Company SEC Documents" has the meaning assigned in Section 4.7(a).

         "Company Securities" has the meaning assigned in Section 4.2.

         "Company Share" has the meaning assigned in Section 2.2(a)(ii).

         "Company Stock Option" has the meaning assigned in Section 2.4(a).

         "Company Stock Option Plans" has the meaning assigned in Section
2.4(a).

         "Company Triggering Event" has the meaning assigned in Section 9.2.

         "Company Warrants" has the meaning assigned in Section 4.2.

         "Continuing Employees" has the meaning assigned in Section 7.9(a).

         "Credits" has the meaning assigned in Section 7.13(c).

         "Delaware Law" has the meaning assigned in Section 2.1(a).

         "Disclosure Schedule" has the meaning assigned in Article 4.

         "Effective Time" has the meaning assigned in Section 2.1(b).

         "Employee Plans" has the meaning assigned in Section 4.14(a).

         "Employment Agreements" has the meaning assigned in Section 4.14(a).

         "End Date" has the meaning assigned in Section 9.1(b).

         "Environmental Laws" has the meaning assigned in Section 4.17(a).

         "ERISA" has the meaning assigned in Section 4.14(a).

         "Excess Shares" has the meaning assigned in Section 2.6(a).

         "Exchange Act" has the meaning assigned in Section 4.4.

         "Exchange Agent" has the meaning assigned in Section 2.3(a).

         "Exchange Ratio" has the meaning assigned in Section 2.2(a)(iii)(A).

         "Form S-4" has the meaning assigned in Section 4.9(a).

         "Outstanding Company Common Stock" means the number of shares of Company Common Stock issued and outstanding as of 5 p.m. Pacific Standard Time on the date of this Agreement.

         "GAAP" has the meaning assigned in Section 4.8.

         "Hazardous Substances" has the meaning assigned in Section 4.17(a).

         "Indemnified Parties" has the meaning assigned in Section 7.13(a).

         "Insurance Premiums" has the meaning assigned in Section 7.13(c).

         "Knowledge" means that the Company will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any timed served, as a director or officer of the Company has, or at any time had, Knowledge of such fact or matter.

For purposes of the preceding sentence any such Company individual will be deemed to have "Knowledge" of a particular fact or matter if (i) such individual is, or was at any time, aware of such fact or other matter, or (ii) a prudent individual in such person's position could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact.

         "Intellectual Property Disclosure Schedule" has the meaning assigned in
Section 4.22(a).

         "Lien" has the meaning assigned in Section 4.5.

         "Material" means, except where such word is used in the context of the defined term "Material Adverse Effect," a loss, expense, liability, obligation or charge in excess of $50,000, or which could reasonably be expected to result in a loss, expense, liability, obligation or charge in excess of $50,000.

         "Material Adverse Effect" means any change, violation, inaccuracy, circumstance or effect that is materially adverse to the business, properties, assets (including intangible assets), liabilities, capitalization, results of operations or financial condition of either party and its Subsidiaries, taken as a whole, as the case may be; provided, however, that the following shall not be taken into account in determining whether there has been or could or would be a "Material Adverse Effect" on or with respect to a party: (a) the loss of employees as a result of reductions in force that are mutually agreed upon by the Company and Parent, (b) the loss of an amount not in excess of 25% of the number of the key employees to be identified in a letter of Parent to the Company as of the date of this Agreement (including as lost employees in the case of the Company such employees as shall have given any notice or indication that they will not continue to be willing to be employed by the Surviving Corporation following the Effective Time), (c)changes in trading prices for such party's securities, (d) any effects resulting from the announcement or completion of the transactions contemplated by this Agreement (except the loss of more than 25% of the employees referenced at subsection (b), above) and (e) any occurrences relating to the economy of the United States in general or the economies in which such entity operates or the industries in which such entity operates in general and not specifically relating to such party.

         "Merger" has the meaning assigned in Section 2.1(a).

         "Merger Consideration" has the meaning assigned in Section 2.2(c).

         "Merger Subsidiary" has the meaning assigned in the Preamble.

         "NNM" means the Nasdaq National Market.

         "Non-Disclosure Agreement" has the meaning assigned in Section 7.1(b).

         "Non-U.S. Plans" has the meaning assigned in Section 4.14(h).

         "Parent" means Symmetricom, Inc., a Delaware corporation.

         "Parent 10-Q" has the meaning assigned in Section 5.6(a).

         "Parent Balance Sheet" has the meaning assigned in Section 5.7.

         "Parent Balance Sheet Date" has the meaning assigned in Section 5.7.

         "Parent Common Stock" means the Common Stock of Parent.

          "Parent Disclosure Letter" has the meaning assigned in Article 5.

         "Parent Preferred" has the meaning assigned in Section 5.2.

         "Parent SEC Documents" has the meaning assigned in Section 5.6(a).

         "Parent Series A Preferred" has the meaning assigned in Section 5.2.

         "Per Share Cash Consideration" has the meaning assigned in Section 2.2(a)(iii)(B).

         "Per Share Stock Consideration" has the meaning assigned in Section 2.2(a)(iii)(A).

         "Permits" has the meaning assigned in Section 4.15.

         "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

         "Premiums Overage" has the meaning assigned in Section 7.13(c).

         "Proprietary Rights" has the meaning assigned in Section 4.22(b).

         "Proxy Statement/Prospectus" has the meaning assigned in Section
4.9(a).

         "Representatives" has the meaning assigned in Section 6.2.

         "SEC" has the meaning assigned in Section 4.7.

         "Stockholder Approvals" has the meaning assigned in Section 7.3.

         "Stockholder Meeting" has the meaning assigned in Section 7.3.

         "Subsidiary" when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (a) more than fifty percent (50%) of the securities or other ownership interests or (b) securities or other interests having by their terms ordinary voting power to elect more than fifty percent (50%) of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries.

         "Superior Proposal" has the meaning assigned in Section 6.2.

         "Support Agreements" has the meaning assigned in Section 7.4.

         "Surviving Corporation" has the meaning assigned in Section 2.1(a).

         "Tail Coverage" has the meaning assigned in Section 7.13(c).

         "Tax" has the meaning assigned in Section 4.13(a).

         "Taxing Authority" has the meaning assigned in Section 4.13(a).

         "Third Party Expenses" means all legal, accounting and financial advisory fees and expenses of third parties, whether payable in cash or securities, incurred by the Company in connection with the negotiation and effectuation of all terms and conditions of this Agreement and the transactions contemplated hereby.

         "Transaction Allowance" means $900,000 less the Premiums Overage, if any.

                                   ARTICLE 2
                                   THE MERGER

         Section 2.1 The Merger.

         (a) In accordance with the provisions of this Agreement and the General Corporation Law of the State of Delaware (the "DELAWARE LAW"), at the Effective Time, the Merger Subsidiary shall be merged with and into the Company (the "MERGER"), whereupon the separate existence of the Merger Subsidiary shall cease and the Company shall be the surviving corporation (hereinafter sometimes called the "SURVIVING CORPORATION") in the Merger and a wholly owned subsidiary of Parent.

         (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary shall file a certificate of merger with the Secretary of State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "EFFECTIVE TIME").

         (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, property and powers and be subject to all of the restrictions, disabilities, debts and duties of the Company and Merger Subsidiary, all as provided under the Delaware Law.

         (d) Unless this Agreement is earlier terminated pursuant to Article 9, the closing of the Merger (the "CLOSING") shall take place at the offices of Pillsbury Winthrop LLP, 2550 Hanover Street, Palo Alto, California as soon as practicable, but in any event within two (2) business days after the day on which the last to be fulfilled or waived of the conditions set forth in Article 8 (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement or at such other time, place and date as is mutually agreed to in writing by the parties hereto. The date of the Closing is referred to in this Agreement as the "CLOSING DATE."

         Section 2.2 Conversion of Shares and Merger Consideration.

         (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

                  (i) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Subsidiary shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with this Section 2.2(a)(i).

                  (ii) Each share of Company Capital Stock (a "COMPANY SHARE") held by the Company as treasury stock or owned by any subsidiary of the Company, by Parent or by any subsidiary of Parent, shall be cancelled, and no payment shall be made with respect thereto.

                  (iii) Subject to adjustment as provided in Section 2.2(d), each Company Share issued and outstanding immediately prior to the Effective Time (and except as otherwise provided in Section 2.2(a)(ii)), by virtue of the Merger will be converted into the right to receive:

                           (A) such number of shares of Parent common stock
                  ("PARENT COMMON STOCK") equal to the quotient obtained by dividing the Common Stock Consideration by the Outstanding Company Common Stock (such result rounded to four decimal places being referred to as the "EXCHANGE RATIO") (the "PER SHARE STOCK CONSIDERATION"), and

                           (B) an amount in cash equal to the amount obtained by
                  dividing $5,000,000 (the "CASH CONSIDERATION") by the Outstanding Company Common Stock (such amount rounded to two decimal places being referred to as the "PER SHARE CASH CONSIDERATION").

         For purposes of this Agreement, the term "COMMON STOCK CONSIDERATION" means 2,600,000 shares of Parent Common Stock.

         (b) From and after the Effective Time, all Company Shares converted in accordance with Section 2.2(a)(iii) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, as applicable, and any dividends payable pursuant to Section 2.3(f).

         (c) The aggregate amount of cash plus the aggregate number of shares of Parent Common Stock determined in accordance with Section 2.2(a)(iii) hereof (together with cash in lieu of fractional shares of Parent Common Stock as specified below) is referred to herein as the "MERGER CONSIDERATION."

         (d) The Cash Consideration shall be reduced by the amount (the "CASH CONSIDERATION REDUCTION AMOUNT") by which Company Third Party Expenses exceed the Transaction Allowance. The Cash Consideration Reduction Amount shall be scheduled at Schedule 2.2(d).

         (e) In lieu of any other consideration for the Company Stock Options or the shares for which they might otherwise be exercisable thereunder but for the Merger, each holder of a Company Stock Option whose option has been rendered subject to mandatory surrender and cancelled pursuant to the Company Stock Option Plans subject to and contingent upon the Merger shall acquire the right to receive from Parent as of the Effective Time an amount of cash per option share, regardless of whether such share was vested or unvested at the time of cancellation and surrender, equal to the excess, if any, of the sum of (i) the dollar value as of the close of NNM on the Closing Date of the Per Share Stock Consideration plus (ii) the Per Share Cash Consideration, over the exercise price under such Company Stock Option for such shares.

         Section 2.3 Surrender and Payment.

         (a) Prior to the Effective Time, Parent shall appoint an agent (the "EXCHANGE AGENT") for the purpose of exchanging certificates representing Company Shares (the "CERTIFICATES") for the Merger Consideration. Parent will make available to the Exchange Agent, as needed, the Merger Consideration to be delivered in respect of the Company Shares. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record at the Effective Time of Company Shares a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent).

         (b) Each holder of Company Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, will be entitled to receive the Merger Consideration payable in respect of the Company Shares represented by such Certificate. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

         (c) If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to such registration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such registration shall pay to the Exchange Agent any transfer or other taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (d) After the Effective Time, there shall be no further registration of transfers of Company Shares. If, after the Effective Time, Certificates are presented to the Exchange Agent, the Surviving Corporation or the Parent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 2.

         (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a) that remains unclaimed by the holders of Company Shares one (1) year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such holder's Company Shares for the Merger Consideration in accordance with this Section 2.3 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder's Company Shares. Notwithstanding the foregoing, Parent shall not be liable to any holder of Company Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Company Shares three (3) years after the Effective Time (or such earlier date prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any Person previously entitled hereto.

         (f) No dividends or other distributions with respect to Parent Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section
2.3. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the Parent Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Common Stock, all Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

         Section 2.4 Stock Options and Warrants.

         (a) Prior to the Effective Time, each outstanding option to purchase Company Shares (a "COMPANY STOCK Option") granted under the Company's plans identified in Section 4.14 of the Disclosure Schedule (as defined in the introductory clause to Article 4 below) as being the only compensation or benefit plans or agreements pursuant to which Company Shares may be issued (collectively, the "COMPANY STOCK OPTION PLANS"), whether vested or not vested, shall be surrendered and cancelled in exchange for a right to receive such amount, if any, provided pursuant to Section 2.2(e), above. The Merger will further terminate the Company Stock Option Plans. In addition, prior to the Effective Time, the Company will adopt such resolutions and make any amendments to the terms of such stock option or compensation plans, arrangements or agreements that are necessary to give effect to the transactions contemplated by this Section 2.4.

         (b) Each Warrant that remains outstanding following the Effective Time shall continue to have, and be subject to, the same terms and conditions set forth in the documents governing such Warrant immediately prior to the Effective Time, except that (i) such Warrant will be exercisable for that number of whole shares of Parent Common Stock as is equal to the product of (x) the number of Company Shares that were purchasable under the Warrant immediately prior to the Effective Time and (y) the Exchange Ratio (rounded to the nearest whole number of shares of Parent Common Stock), (ii) the per share exercise price for Parent Common Stock issuable upon exercise of such Warrant will be equal to the quotient obtained by dividing the aggregate exercise price of such Warrant immediately prior to the Effective Time by the number of shares of Parent Common Stock for which such Warrant shall be exercisable as determined in accordance with the preceding clause (i), rounded to the nearest whole cent, and (iii) upon exercise for whole shares of Parent Common Stock, an amount equal to the Per Share Cash Consideration, if any, shall be paid to the Warrant holder for such number of Company Shares that would have been purchasable in accordance with the preceding clauses (i) and (ii) prior to the Effective Time.

         Section 2.5 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or the Company (other than as contemplated in Section 4.2 or permitted under this Agreement) shall occur, including, without limitation, by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted.

         Section 2.6 Fractional Shares.

         (a) No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Company Shares otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.6, a cash payment in lieu of such fractional shares of Parent Common Stock representing such holder's proportionate interest, if any, in the proceeds from the sale by the Exchange Agent in one or more transactions of shares of Parent Common Stock equal to the excess of (x) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.3(a) over
(y) the aggregate number of whole shares of Parent Common Stock to be distributed to the holders of Certificates pursuant to Section 2.3(b) (such excess being herein called the "EXCESS SHARES"). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the certificates representing Company Shares, shall sell the Excess Shares at then prevailing prices on the NNM in the manner provided in the following paragraph.

         (b) The sale of the Excess Shares by the Exchange Agent, as agent for the holders that would otherwise receive fractional shares, shall be executed on the NNM through one or more member firms of the NNM and shall be executed in round lots to the extent practicable.

The compensation payable to the Exchange Agent and the expenses incurred by the Exchange Agent, in each case, in connection with such sale or sales of the Excess Shares, and all related commissions, transfer taxes and other out-of-pocket transaction costs, will be paid by the Surviving Corporation out of its own funds and will not be paid directly or indirectly by Parent. Until the proceeds of such sale or sales have been distributed to the holders of shares of Company Shares, the Exchange Agent shall hold such proceeds in trust for the holders of Company Shares (the "COMMON SHARES TRUST"). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Company Shares shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Shares would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Shares would otherwise be entitled.

         (c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Shares in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of Company Shares without interest.

         Section 2.7 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

         Section 2.8 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as the Exchange Agent may direct, as indemnity against any claim that may be made against it, the Surviving Corporation or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Company Shares represented by such Certificate as contemplated by this
Article 2.

         Section 2.9 Shares Held by Company Affiliates. Anything to the contrary herein notwithstanding, no shares of Parent Common Stock (or certificates therefor) shall be issued in exchange for any Certificate to any Person who may be an "affiliate" of the Company (identified pursuant to Section 7.8) until such Person shall have delivered to Parent a duly executed letter as contemplated in
Section 7.8. Such Person shall be subject to the restrictions described in such letter, and such shares (or certificates therefor) shall bear a legend describing such restrictions.

         Section 2.10 Appraisal Rights. In accordance with section 262 of the Delaware Law, appraisal rights shall be available to holders of shares of Company Shares in connection with the Merger.

                                   ARTICLE 3
                            THE SURVIVING CORPORATION

         Section 3.1 Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be changed to the current name of the Company.

         Section 3.2 Bylaws of the Surviving Corporation. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

         Section 3.3 Directors and Officers of the Surviving Corporation. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as specifically disclosed in a letter delivered by the Company to Parent immediately prior to the execution of this Agreement and signed by the President and Chief Executive Officer of the Company (the "DISCLOSURE SCHEDULE"), the Company represents and warrants to Parent and Merger Subsidiary as follows:

         Section 4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its respective properties and to carry on its business as now being conducted.

         The Company is qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the nature of its business requires such qualification, which states or jurisdictions are listed on Section 4.1 of the Disclosure Schedule, except where the failure to be so qualified or in good standing, taken together with all other such failures, would not have a Material Adverse Effect on the Company.

         Section 4.2 Capitalization. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $0.01 par value per share (the "COMPANY COMMON STOCK") and 1,000,000 shares of Preferred Stock, $0.01 par value per share (the "COMPANY PREFERRED STOCK"). As of February 8, 2002, (a) 5,950,000 shares of Company Common Stock were issued and outstanding, (b) no shares of Company Preferred Stock were issued and outstanding, (c) 1,650,000 shares of Company Common Stock were reserved for issuance pursuant to the Company Option Plans, of which stock options to purchase an aggregate of 949,650 shares of Company Common Stock were outstanding, (d) 200,000 shares of Company

Common Stock were reserved for issuance upon exercise of warrants ("COMPANY WARRANTS"). All the outstanding shares of the Company's Capital Stock are, and all Company Shares that may be issued pursuant to the exercise of outstanding employee and director stock options and the Company Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as disclosed in Section 4.2 of the Disclosure Schedule and except for changes since the close of business on March 25, 2002 resulting from the exercise of employee stock options outstanding on such date, there are outstanding (x) no shares of capital stock or other voting securities of the Company, (y) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (z) no options, warrants or other rights to acquire from the Company, and no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of the Company, obligating the Company to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses (x), (y) and (z) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company or any agreements, arrangements, or other understandings to which the Company or any of its Subsidiaries is a party or by which it is bound that will limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger.

         Section 4.3 Authority. The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of its stockholders, to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate action on the part of the Company, including approval of the Company's Board of Directors, and other than the requisite approval by its stockholders, no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a legal, valid and binding agreement of the other parties hereto, it constitutes a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         Section 4.4 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no consent of, or filing with, any governmental body, agency, official or authority other than

(a) the filing of a certificate of merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT"), (c) compliance with any applicable requirements of the 1933 Act and state securities laws, and (d) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

         Section 4.5 Non-Contravention. Except as disclosed in Section 4.5 of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 4.4, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries,
(c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, lease, permit or other similar authorization held by the Company or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries. For purposes of this Agreement, "LIEN" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset other than any such mortgage, lien, pledge, charge, security interest or encumbrance (i) for Taxes (as defined in Section 4.13) not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Company Balance Sheet (as such term is defined in Section 4.8), as the case may be) or (ii) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like lien arising in the ordinary course of business. Except as disclosed in Section
4.5 of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company is a party to any agreement that expressly limits the ability of the Company or any Subsidiary of the Company, or would limit Parent or any Subsidiary of Parent after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time.

         Section 4.6 Subsidiaries. Each of the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, which states or jurisdictions are listed on Section 4.6 of the Disclosure Schedule, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. Exhibit 21.1 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2001 (the "2001 10-K"), as filed with the SEC, lists the only Subsidiaries of the Company at September 30, 2001, and all Subsidiaries of the Company thereafter formed or acquired are listed in Section 4.6 of the Disclosure Schedule. All of the outstanding shares of capital stock of the Subsidiaries are validly issued, fully paid and nonassessable and are owned by the Company free and clear of all liens, claims, charges or encumbrances, and there are no irrevocable proxies with respect to such shares. Except as set forth in Section 4.6 of the Disclosure Schedule and except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity which is material to the business of the Company and its Subsidiaries, taken as a whole. There are no restrictions on the Company to vote the stock of any of its Subsidiaries.

         Section 4.7 SEC Filings.

         (a) The Company has delivered to Parent (i) its annual reports on Form 10-K for its fiscal years ended September 30, 2000 (as amended) and 2001 (with all exhibits attached or incorporated by reference to each), (ii) its quarterly reports on Form 10-Q for its quarter ended December 31, 2001, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 1999, and
(iv) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since December 31, 1999 (the documents referred to in this Section 4.7(a) being referred to collectively as the "COMPANY SEC DOCUMENTS"). The Company's quarterly report on Form 10-Q for its fiscal quarter ended December 31, 2001 is referred to herein as the "COMPANY 10-Q."

         (b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act and the 1933 Act.

         (c) As of its filing date, each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         (d) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         Section 4.8 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including any related notes and schedules) included in its annual reports on Form 10-K and the Company 10-Q referred to in Section 4.7 fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements). For purposes of this Agreement, "COMPANY BALANCE SHEET" means the consolidated balance sheet of the Company as of December 31, 2001 set forth in the Company 10-Q and "COMPANY BALANCE SHEET DATE" means December 31, 2001. At the Company Balance Sheet Date and as of the Closing Date, except as set forth in Section 4.8 of the Disclosure Schedule, the Company and its Subsidiaries had and will have no liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected on the Company Balance Sheet under GAAP) not reflected in the financial statements or the accompanying notes thereto, except for liabilities and obligations that have arisen in the ordinary course of business prior to the date of the financial statements and which, under GAAP, would not have been required to be reflected in the financial statements. All accounts receivable of the Company and its Subsidiaries have arisen from bona fide transactions of the Company or its Subsidiaries, as the case may be, in the ordinary course of business. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

         Section 4.9 Disclosure Documents.

         (a) The proxy statement of the Company relating to the meeting of stockholders of the Company contemplated by Section 7.3 and the prospectus of Parent relating to the shares of Parent Common Stock to be issued in connection with the Merger (the "PROXY STATEMENT/PROSPECTUS") to be filed with the SEC in connection with the Merger and the registration statement on Form S-4 of Parent (the "FORM S-4") to be filed under the 1933 Act relating to the issuance of Parent Common Stock in the Merger, and any amendments or supplements thereto, will, when filed, subject to last sentence of Section 4.9(b), comply as to form in all material respects with the requirements of the Exchange Act and the 1933 Act.

         (b) Neither the Proxy Statement/Prospectus to be filed with the SEC, nor any amendment or supplement thereto, will, at the date the Proxy Statement/Prospectus or any such amendment or supplement is first mailed to stockholders of Company or at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the Form S-4 nor any amendment or supplement thereto will at the time it becomes effective under the 1933 Act or at the Effective Time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. No representation or warranty is made by the Company in this Section 4.9 with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus or the Form S-4.

         Section 4.10 Absence of Certain Changes. Except as set forth in Section
4.10 of the Disclosure Schedule, since the Company Balance Sheet Date, the Company and each Subsidiary has conducted its respective business in the ordinary course consistent with past practice and, without limiting the generality of the foregoing:

         (a) There has been no event, occurrence or development of a state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect;

         (b) The Company has not nor has any Subsidiary issued, or authorized for issuance, or entered into any commitment to issue, any equity security, bond, note or other security, nor has the Company or any Subsidiary amended any term of any outstanding security of the Company or any Subsidiary;

         (c) The Company has not nor has any Subsidiary incurred additional debt for borrowed money, or incurred any obligation or liability except in the ordinary course of business consistent with past practice and in any event not in excess of $50,000 for any single occurrence or $100,000 in aggregate;

         (d) The Company has not nor has any Subsidiary paid any obligation or liability, or discharged, settled or satisfied any claim, lien or encumbrance, except for current liabilities in the ordinary course of business consistent with past practice and in any event not in excess of $50,000 in the aggregate;

         (e) The Company has not nor has any Subsidiary declared or made any dividend, payment or other distribution on or with respect to any share of capital stock, other than, in the case of any Subsidiary, to the Company;

         (f) The Company has not nor has any Subsidiary purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any share or shares of its capital stock, other than pursuant to the stock repurchase rights under the Company Stock Option Plans;

         (g) The Company has not nor has any Subsidiary mortgaged, pledged, or otherwise encumbered any of its assets or properties, except for liens for current taxes which are not yet delinquent, and purchase-money liens arising out of the purchase or sale of services or products, mechanics, carriers, warehousemen's and other similar liens made or arising in the ordinary course of business consistent with past practice and in any event not in excess of $25,000 for any single item or $50,000 in the aggregate;

         (h) The Company has not nor has any Subsidiary disposed of, or agreed to dispose of, by sale, lease, license or otherwise, any asset or property, tangible or intangible, except in the ordinary course of business consistent with past practice, and in each case for a consideration believed to be at least equal to the fair value of such asset or property and in any event not in excess of $10,000 for any single item or $25,000 in the aggregate;

         (i) The Company has not nor has any Subsidiary purchased or agreed to purchase or otherwise acquire any securities of any corporation, partnership, joint venture, firm or other entity;

         (j) The Company has not nor has any Subsidiary made any expenditure or commitment for the purchase, acquisition, construction or improvement of a capital asset, except in the ordinary course of business consistent with past practice and in any event not in excess of $50,000 for any single item or $100,000 in the aggregate;

         (k) The Company has not nor has any Subsidiary entered into any material transaction or contract, or made any commitment to do the same, except in the ordinary course of business consistent with past practice;

         (l) The Company has not nor has any Subsidiary sold, assigned, transferred or conveyed, or committed itself to sell, assign, transfer or convey, any Proprietary Rights (as defined in Section 4.22) except pursuant to licenses in the ordinary course of business consistent with past practice;

         (m) The Company has not nor has any Subsidiary adopted or amended any bonus, incentive, profit-sharing, stock option, stock purchase, pension, retirement, deferred-compensation, severance, life insurance, medical or other benefit plan, agreement, trust, fund or arrangement for the benefit of employees of any kind whatsoever, nor entered into or amended any agreement relating to employment, services as an independent contractor or consultant, or severance or termination pay, nor agreed to do any of the foregoing, except as provided by
Section 2.4;

         (n) The Company has not nor has any Subsidiary effected or agreed to effect any change in its directors, officers or key employees; and

         (o) The Company has not nor has any Subsidiary effected or committed itself to effect any amendment or modification in its Certificate of Incorporation or Bylaws.

         Section 4.11 No Undisclosed Material Liabilities. There are no Material liabilities of the Company or any Subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

         (a) liabilities disclosed or provided for in the Company Balance Sheet or in the notes thereto;

         (b) liabilities disclosed in the Company SEC Documents filed prior to the date hereof or set forth in Section 4.11 of the Disclosure Schedule; and

         (c) liabilities under this Agreement.

         Section 4.12 Litigation. Except as set forth in Section 4.17 of the Disclosure Schedule, there is no claim, dispute, action, proceeding, notice, order, suit, appeal or investigation, at law or in equity, pending or to the knowledge of the Company threatened, against the Company or any Subsidiary or any of their respective directors, officers, employees or agents, or involving any of their respective assets or properties before any court, agency, authority, arbitration panel or other tribunal. The Company is not aware of any facts which, if known to stockholders, customers, distributors, suppliers, governmental authorities or other Persons, would result in any such claim (other than customary and normal returns of product in the ordinary course of business consistent with past practice), dispute, action, proceeding, suit or appeal or investigation. Except as set forth in Section 4.17 of the Disclosure Schedule, the Company is not nor is any Subsidiary subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, nor is the Company or any Subsidiary in default with respect to any notice, order, writ, injunction or decree.

         Section 4.13 Taxes.

         (a) For purposes of this Agreement, the following terms have the following meanings: "TAX" (and, with correlative meaning, "TAXES" and "TAXABLE") means any and all taxes, including without limitation (i) any income, profits, alternative or add-on minimum tax, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, net worth, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign) (a "TAXING AUTHORITY"), (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other Person.

         (b) All Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority with respect to any Taxable period ending on or before the Effective Time, by or on behalf of the Company or any Subsidiary (collectively, the "COMPANY RETURNS"), have been or will be filed when due (including any extensions of such due date), and all amounts shown to be due thereon on or before the Effective Time have been or will be paid on or before such date. The Financial Statements fully accrue all actual and contingent liability for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Financial Statements (i) fully accrue consistent with past practices and in accordance with GAAP all actual and contingent liabilities for Taxes with respect to all periods through the date of the Financial Statements and (ii) properly accrue consistent with past practices and in accordance with GAAP all liabilities for Taxes payable after the Balance Sheet Date with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Financial Statements relating to Tax matters is accurate in all material respects.

         (c) No Tax liability has been incurred since the date of the Financial Statements other than in the ordinary course of business and adequate provision has been made for all Taxes since that date in accordance with GAAP on at least a quarterly or, with respect to employment taxes, monthly basis. The Company and each Subsidiary have withheld and paid to the applicable financial institution or Taxing Authority all amounts of Taxes required to be withheld. No Company Returns filed with respect to federal income tax returns for Taxable years of the Company in the case of the United States, have been examined by the Internal Revenue Service. The Company has not nor has any Subsidiary been granted any extension or waiver of the limitation period applicable to any Company Return.

         (d) There is no claim, audit, action, suit, proceeding or, investigation now pending or, to the Company's Knowledge, threatened against or with respect to the Company or any Subsidiary in respect of any Tax or assessment. There are no liabilities for Taxes with respect to any notice of deficiency or similar document of any Tax Authority received by the Company or any Subsidiary which have not been satisfied in full (including liabilities for interest, additions to tax and penalties thereon and related expenses). Neither the Company, any Subsidiary nor any Person on behalf of the Company or any Subsidiary has entered into or will enter into any agreement or consent pursuant to section 341(f) of the Code. There are no liens for Taxes upon the assets of the Company or any Subsidiary except liens for current Taxes not yet delinquent. Except as may be required as a result of the Merger, the Company has not nor has any Subsidiary been nor will it be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Effective Time.

         (e) There is no contract, agreement, plan or arrangement, including without limitation the provisions of this Agreement, covering any employee or independent contractor or former employee or independent contractor of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to section 280G or section 162 of the Code (as determined without regard to section 280G(b)(4)). Other than pursuant to this Agreement, the Company is not nor is any Subsidiary a party to or bound by (nor will they prior to the Effective Time become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement (whether written, unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than the Company or any Subsidiary. None of the assets of the Company or any Subsidiary (i) is property that the Company or any Subsidiary is required to treat as owned by any other Person pursuant to the so-called "safe harbor lease" provisions of former section 168(f)(8) of the Code, (ii) directly or indirectly secures any debt the interest on which is tax exempt under section 103(a) of the Code, or (iii) is "tax exempt use property" within the meaning of section 168(h) of the Code. The Company has not nor has any Subsidiary participated in (and prior to the Effective Time the Company will not nor will any Subsidiary participate in) an international boycott within the meaning of section 999 of the Code. The Company has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of section 6661 of the Code. The Company has previously provided or made available to Parent complete and accurate copies of all the Company Returns and, as reasonably requested by Parent, prior to or following the date hereof, presently existing information statements, reports, work papers, Tax opinions and memoranda and other Tax data and documents.

         Section 4.14 Employees and Employee Benefit Plans.

         (a) The Company has set forth at Section 4.14(a) of the Disclosure Schedule a complete and accurate list setting forth all employees and independent contractors of the Company and its Subsidiaries as of two (2) days before the date hereof together with their titles or positions, dates of hire, regular work location and current compensation. Neither the Company nor any Subsidiary has entered into any employment contract or arrangement with any director, officer, employee or any other consultant or Person (i) which is not terminable by it at will without liability, except as the right of the Company or such Subsidiary to terminate its employees at will may be limited by applicable federal, state or foreign law, or (ii) under which the Company or any Subsidiary could have any liability whatsoever (collectively, the "EMPLOYMENT AGREEMENTS").

         (b) Except as set forth in Section 4.14(b) of the Disclosure Schedule, neither the Company nor any Subsidiary maintains any deferred compensation, pension, health, profit sharing, bonus, stock purchase, stock option, fringe benefit, hospitalization, insurance, severance, change in control, retention, workers' compensation, supplemental unemployment benefits, vacation benefits, disability benefits, or any other employee benefit plan (as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or otherwise) or welfare benefit plan or obligation covering any of its current or former officers, directors, employees or consultants ("EMPLOYEE PLANS").

         (c) The Company has made available to Parent true, complete and correct copies of (i) each Employment Agreement, (ii) each Employee Plan (or, in the case of any unwritten Employee Plans, descriptions thereof), (iii) the most recent annual report on Form 5500 filed with the IRS with respect to each Employee Plan (if any such report was required), (iv) the most recent summary plan description for each Employee Plan for which such summary plan description is required, (v) each trust agreement and group annuity contract relating to any Employee Plan, (vi) each determination letter and any outstanding request for a determination letter, and (vii) all correspondence with the IRS or the United States Department of Labor relating to any outstanding controversy or audit. Each Employee Plan complies in all material respects with applicable laws, including, without limitation, ERISA and the Code.

         (d) Each Employee Plan has been maintained, funded, operated and administered in compliance in all material respects with all applicable laws and regulations, including but not limited to, ERISA, the Code, and the Health Insurance Portability and Accountability Act of 1996. Each Employee Plan that is intended to be qualified under section 401(a) of the Code and each trust forming a part thereof that is intended to be exempt from taxation under section 501(a) of the Code has received a favorable determination letter from the IRS as to its qualification and tax-exempt status and nothing has occurred, whether by any action or any failure to act, since the date of such determination letter that could adversely affect the qualification of such Employee Plan or the tax-exempt status of such related trust. No event has occurred and, to the Knowledge of the Company, there currently exists no condition or set of circumstances in connection with which the Company that could reasonably be expected to be subject to any liability under the terms of any Employee Plans (other than for benefits payable in the normal course of the operations of the Employee Plans), ERISA, the Code or any other applicable law, including any liability under Title IV of ERISA. Each Employee Plan can be amended or terminated in accordance with its terms and any applicable law without any material liability to the Company or any of its Subsidiaries. No Employee Plan is a "multiemployer plan" as defined in section 3(37) of the ERISA and 414(f) of the Code, or a "multiple employer plan" as described in section 4063(a) of ERISA and 413 of the Code, and none of the Company, any of its Subsidiaries or any ERISA Affiliate has ever contributed or had an obligation to contribute to any multiemployer plan or any plan subject to Title IV of ERISA. For purposes of this Section 4.14, an "ERISA Affiliate" is any organization that is a member of the controlled group of organizations of the Company and its Subsidiaries (within the meaning of sections 414(b), (c), (m) or (o) of the Code).

         (e) Except as set forth in Section 4.14(e) of the Disclosure Schedule, no current or former director, officer or other employee of, or consultant to, the Company or any of its Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any employee stock option or other benefit under any stock option plan or compensation plan or arrangement of the Company) as a result of the transactions contemplated hereby.

         (f) No Employee Plan provides post-retirement health and medical, life or other insurance benefits for retired employees of the Company or any of its Subsidiaries (other than benefit coverage mandated by applicable statute, including benefits provided pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified in Code section 4980B and ERISA sections 601 et seq., as amended from time to time ("COBRA")).

         (g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the twelve
(12) months ended on the Balance Sheet Date.

         (h) With respect to any Employee Plan maintained outside the United States for the purpose of providing or otherwise making available retirement benefits to employees of the Company or any of its Subsidiaries (collectively, "NON-U.S. PLANS"), the following is true:

                  (i) each Non-U.S. Plan is in compliance in all material respects with the laws and regulations applicable to such plan;

                  (ii) each Non-U.S. Plan and related funding arrangement that is intended to qualify for tax-favored status has been reviewed and approved for such status by the appropriate government authority (or has been submitted for such review and approval within the applicable time period), and nothing has occurred and no condition exists that is likely to cause the loss or denial of such tax-favored status;

                  (iii) as of the most recent valuation date, there are no unfunded benefit liabilities.

         Section 4.15 Compliance with Law. All licenses, franchises, permits, clearances, consents, certificates and other evidences of authority of the Company and its Subsidiaries which are necessary to the conduct of the Company's and its Subsidiaries' respective businesses ("PERMITS") are in full force and effect and the Company is not nor is any Subsidiary in violation of any Permit in any respect, except for such exceptions or violations that, individually or in the aggregate, would not have, or be reasonably likely to have, a Material Adverse Effect. Except for exceptions which would not have a Material Adverse Effect, the businesses of the Company and its Subsidiaries have been conducted in accordance with all applicable laws, regulations, orders and other requirements of governmental authorities.

         Section 4.16 Finders' or Advisors' Fees. Except for Alliant Partners, copies of whose engagement letter has been provided to Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

         Section 4.17 Environmental Matters.

         (a) Except as disclosed on Section 4.17 of the Disclosure Schedule, the Company and its Subsidiaries are, and at all times have been, in substantial compliance with all applicable local, state and federal statutes, orders, rules, ordinances, regulations and codes and all legally enforceable judicial or administrative interpretations thereof (collectively, "ENVIRONMENTAL LAWS") relating to pollution or protection of the environment, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances (as defined below) into or on land, ambient air, surface water, groundwater, personal property or structures (including the protection, cleanup, removal, remediation or damage thereof), or otherwise related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of Hazardous Substances. The Company has not nor has any Subsidiary received any written notice of any investigation, claim or proceeding against the Company or such Subsidiary relating to releases or threatened releases of Hazardous Substances or any action pursuant to or violation or alleged violation under any Environmental Law. The Company is not aware of any fact or circumstance which could involve the Company or any Subsidiary in any Material environmental litigation, proceeding, investigation or claim or impose any Material environmental liability upon the Company or any Subsidiary. As used in this Agreement, "HAZARDOUS SUBSTANCES" means any pollutant, contaminant, material, substance, waste, chemical or compound regulated, restricted or prohibited by any Environmental Law.

         (b) To the Knowledge of the Company, there are no Hazardous Substances in, under or about the soil, sediment, surface water or groundwater on, under or around any properties at any time owned, leased or occupied by the Company or any Subsidiary for which the Company or any Subsidiary has any Material liability. The Company has not nor has any Subsidiary disposed of any Hazardous Substances on or about such properties other than in compliance with Environmental Laws or other than for which the Company has no Material liability. There is no release of any Hazardous Substances in, on, or under such properties other than in compliance with Environmental Laws or other than for which the Company has no Material liability. To the Knowledge of the Company, the Company has not nor has any Subsidiary disposed of any materials at any site being investigated or remediated for contamination or possible contamination of the environment other than in compliance with Environmental Laws or other than for which the Company has no Material liability.

         (c) The Company and each Subsidiary have all Material permits, licenses and approvals required by Environmental Laws for the use and occupancy of, and for all operations and activities conducted on, the Properties, and the Company and each Subsidiary are in Material compliance with all such permits, licenses and approvals. All such permits, licenses and approvals were duly issued, are in full force and effect, and will remain in full force and effect following the Closing, subject to any requirement to amend or modify any such permit, license or approval to reflect the change in ownership of the Company.

         Section 4.18 Labor Matters. There are no controversies or labor disputes or union organization activities pending or threatened between the Company or a Subsidiary and any of its employees. None of the employees of the Company or any of its Subsidiaries belongs to any union or collective bargaining unit. The Company and its Subsidiaries have complied with all applicable foreign, state and federal equal employment opportunity and other laws and regulations related to employment or working conditions, including all civil rights and anti-discrimination laws, rules and regulations. The Company is not nor is any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slowdown or lockout involving the Company or any of its Subsidiaries.

         Section 4.19 Title to Property. Other than as set forth in Section 4.19 of the Disclosure Schedule, the Company does not nor does any Subsidiary own any real property. The Company and each of its Subsidiaries has good and marketable title to all of its properties and assets, free and clear of all Liens, except for liens for taxes not yet due and payable and such liens or other imperfections of title and use restrictions, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect.

         Section 4.20 Leaseholds. Neither the Company nor any of its Subsidiaries has given or received notice of any material default under any lease under which the Company or any of its Subsidiaries is the lessee of real property (each a "COMPANY LEASE" and collectively the "COMPANY LEASES") and, to the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any other party thereto is in default in any material respect under any of the Company Leases. All of the Company Leases are in full force and effect, and are valid, binding and enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' or lessors' rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Except as set forth in Section 4.20 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has leased, subleased, licensed or assigned, as the case may be, all or any portion of its leasehold interest under any Company Lease to any person.

         Section 4.21 Management Payments. Other than as set forth in Section
4.21 of the Disclosure Schedule, no employee or former employee of the Company will be entitled to additional compensation, the forgiveness of debt, or the acceleration of payment of any compensation that arises out of or relates to the consummation of the Merger and the transactions contemplated thereby.

         Section 4.22 Proprietary Rights.

         (a) Section 4.22 of the Disclosure Schedule (the "INTELLECTUAL PROPERTY DISCLOSURE SCHEDULE") sets forth a complete and accurate list of all patents and applications for patents, trademarks, trade names, service marks and copyrights, and applications therefor, owned or used by the Company or in which it or any Subsidiary has any rights or licenses. The Intellectual

Property Disclosure Schedule specifies, as applicable: (i) the title of the patents, service marks, trademarks and trade names and title of each application therefor; (ii) the jurisdiction by or in which such patent, trademark, trade name, service mark or copyright has been issued or registered or in which an application has been filed, including the registration or application number and includes (iii) material licenses, sublicenses and similar agreements to which the Company or any Subsidiary is a party or pursuant to which any other party is authorized to use any Proprietary Rights (as defined below) as amended by the Company or any Subsidiary. The Company has provided Parent with copies of all agreements by which any officer, employee or consultant of the Company has assigned or conveyed to the Company title and ownership to patents, patent applications, trade secrets, and inventions developed or used by the Company or any Subsidiary in its business. All of such agreements are valid, enforceable and legally binding, subject to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

         (b) The Company and each Subsidiary owns or possesses valid and enforceable licenses or other rights to all patents, patent applications, supplementary protection certificates and patent extensions, trademarks, trademark applications, trade secrets, service marks and service mark registrations and applications, trade names, copyrights, inventions, business name registrations, drawings, designs, and proprietary know-how or information, or other rights with respect thereto (collectively referred to as "PROPRIETARY RIGHTS"), used or currently proposed to be used in the business of the Company or such Subsidiary, as the case may be, and the same are all of the Proprietary Rights necessary to conduct the Company's or such Subsidiary's business as it has been and is now being conducted or as it is currently proposed to be conducted. The Company or such Subsidiary, as the case may be, has the rights to use, sell, license, sublicense, assign, transfer, convey or dispose of such Proprietary Rights and the products, processes and materials covered thereby.

         (c) To the knowledge of the Company, the operations of the Company and its Subsidiaries do not conflict with or infringe, and no one has asserted to the Company that such operations conflict with or infringe, any material Proprietary Rights, owned, possessed or used by any third party. There are no claims, disputes, actions, proceedings, suits or appeals pending against the Company and its Subsidiaries with respect to any Proprietary Rights owned by the Company or any Subsidiary, and to the knowledge of the Company, none has been threatened against the Company and its Subsidiaries. To the knowledge of the Company, there are no facts or alleged facts which would reasonably serve as a basis for any claim that the Company or any Subsidiary does not have the right to use and to transfer the right to use, free of any rights or claims of others, all Proprietary Rights in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the conduct of the business of the Company or such Subsidiary as it has been and is now being conducted. The Proprietary Rights referred to in the preceding sentence are free of any unresolved ownership disputes with respect to any third party and to the best knowledge of the Company there is no unauthorized use, infringement or misappropriation of any of such Proprietary Rights by any third party, including any employee or former employee of the Company or any Subsidiary nor, is there any breach of any license, sublicense or other agreement authorizing another party to use such Proprietary Rights. The Company has not nor has any Subsidiary entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Proprietary Right.

         (d) The Intellectual Property Disclosure Schedule contains a complete and accurate list of any proceedings before any patent or trademark authority to which the Company or a Subsidiary is a party, a description of the subject matter of each proceeding, and the current status of each proceeding, including, without limitation, interferences, priority contests, opposition, and protests. Such list includes any pending applications for reissue or reexamination of a patent. The Company or a Subsidiary has the exclusive right to file, prosecute and maintain any such applications for patents, copyrights or trademarks and the patents and registrations that issue therefrom.

         (e) All registrations and filings relating to Proprietary Rights are in good standing. All maintenance and renewal fees necessary to preserve the rights of the Company and its Subsidiaries in respect of Proprietary Rights due as of the date of this Agreement have been made. The registrations and filings relating to Proprietary Rights are proceeding and there are no facts of which the Company and its Subsidiaries have knowledge which could significantly undermine those registrations or filings or reduce to a significant extent the scope of protection of any patents arising from such applications beyond that which ordinarily might occur in a patent prosecution proceeding.

         (f) All patents and registered trademarks, service marks, and other the Company product or service identifiers and registered copyrights held by the Company and its Subsidiaries are valid and enforceable.

         (g) The Company is not, and will not be as a result of the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby in breach, violation or default of any third party Proprietary Rights. The rights of the Company to the Proprietary Rights will not be affected by the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

         (h) The Company and each Subsidiary have taken all other measures it deems reasonable and appropriate to maintain the confidentiality of the Proprietary Rights used or proposed to be used in the conduct of its business the value of which to the Company and its Subsidiaries is contingent upon maintenance of the confidentiality thereof.

         (i) The Company and each Subsidiary have secured valid written assignments from all consultants and employees who contributed to the creation or development of the Company's or such Subsidiary's Proprietary Rights of the rights to such contributions that the Company or such Subsidiary does not already own by operation of law.

         (j) Each current and former employee and officer of and consultant to the Company and each Subsidiary has executed a proprietary information and inventions agreement or other nondisclosure agreement in the forms provided by the Company to Parent. To the Knowledge of the Company, no current or former employee or officer of or consultant to the Company is in violation of any term of any employment contract, proprietary information and inventions agreement, noncompetition agreement, or any other contract or agreement relating to the relationship of any such employee or consultant with the Company or any previous employer.

         Section 4.23 Insurance. The Company has provided Parent with copies of all insurance policies to which the Company or a Subsidiary is a party or is a beneficiary or named insured. All of the insurable properties of the Company and its Subsidiaries are insured pursuant to insurance policies and all such insurance policies are in full force and effect. There have been no claims in excess of $25,000 asserted under any of the insurance policies of the Company or its Subsidiaries in respect of all general liability, professional liability, errors and omissions, property liability and worker's compensation and medical claims since the Company's incorporation.

         Section 4.24 No Misleading Statements. No representation or warranty made herein, in the Disclosure Schedule or in the Appendices, Schedules and Exhibits attached hereto or any certificate furnished or to be furnished to Parent pursuant hereto or in connection with the transactions contemplated hereby (when read together) contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they are made, not misleading now or at the Effective Time. The Company has disclosed to Parent all material information of which it is aware relating specifically to the operations and business of the Company as of the date of this Agreement or relating to the transactions contemplated by this Agreement, and will continue to disclose promptly to Parent such additional material information of which it becomes aware after the date of this Agreement through the Effective Time.

         Section 4.25 Opinion of Financial Advisor. The Company has received the opinion of Alliant Partners to the effect that, as of the date of such opinion, the Exchange Ratio and Merger Consideration is fair from a financial point of view to the holders of Company Shares (other than Parent or any of its Subsidiaries or affiliates), and, as of the date hereof, such opinion has not been withdrawn.

         Section 4.26 Takeover Statutes. The Board of Directors of the Company has taken the necessary action to make inapplicable section 203 of the Delaware Law and any other applicable antitakeover or similar statute or regulation to this Agreement and the transactions contemplated hereby.

         Section 4.27 Transactions with Affiliates. Except as set forth in the Company SEC Documents, since the date of the Company's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent represents and warrants to the Company as follows:

         Section 5.1 Organization and Qualification. Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of

Delaware. Each of Parent and Merger Subsidiary has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its business as now being conducted.

         Each of Parent and Merger Subsidiary is qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the nature of its business requires such qualification, except where the failure to be so qualified or in good standing, taken together with all other such failures, would not have a Material Adverse Effect on Parent.

         Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent has made available to the Company true and complete copies of Parent and Merger Subsidiary's certificates of incorporation and bylaws, as amended to the date hereof. All of the issued and outstanding capital stock of Merger Subsidiary is owned by Parent.

         Section 5.2 Capitalization. The authorized capital stock of Parent consists of 70,000,000 shares of Parent Common Stock, par value $.0001, and 500,000 shares of preferred stock, par value $.0001 ("PARENT PREFERRED"), of which 200,000 shares have been designated Series A Participating Preferred Stock ("PARENT SERIES A PREFERRED"). As of January 31, 2002, (a) 22,300,305 shares of Parent Common Stock were issued and outstanding, (b) 5,825,417 shares of Parent Common Stock were reserved for issuance pursuant to Parent's stock option plans, stock option agreements and employee stock purchase plan, of which 4,101,561 shares are subject to outstanding stock options, and (c) 40,500 shares of Parent Common Stock were reserved for issuance pursuant to an outstanding warrant. As of the date of this Agreement, no shares of Parent Preferred are outstanding, and 200,000 shares of Parent Series A Preferred are reserved for issuance pursuant to the Rights Agreement dated as of August 9, 2001 between Parent and Mellon Investor Services, LLC, as Rights Agent.

         Section 5.3 Authority. Each of Parent and Merger Subsidiary has full corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of its stockholders to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the respective Boards of Directors of Parent and Merger Subsidiary, and no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Subsidiary and, assuming this Agreement constitutes a legal, valid and binding agreement of the other parties hereto, it constitutes a legal, valid and binding agreement of Parent and Merger Subsidiary, enforceable against each in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         Section 5.4 Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation of the Merger by Parent and Merger Subsidiary require no consent of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the 1933 Act and state securities laws, and (d) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect.

         Section 5.5 Non-Contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) assuming compliance with the matters referred to in Section 5.3, contravene or conflict with the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (b) assuming compliance with the matters referred to in
Section 5.4, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or any of its Subsidiaries, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent or any of its Subsidiaries or to a loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Parent or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in the Parent Disclosure Letter, neither Parent nor any Subsidiary of Parent is a party to any agreement that expressly limits the ability of Parent or any Subsidiary of Parent to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time except to the extent that any such limitation, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect after the Effective Time.

         Section 5.6 SEC Filings.

         (a) Parent has made available to the Company (i) its annual reports on Form 10-K for its fiscal years ended June 30, 1999, 2000 and 2001, (ii) its quarterly report on Form 10-Q for its quarter ended December 31, 2001, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of Parent held since December 31, 1999, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1999 (the documents referred to in this Section 5.6(a) being referred to collectively as the "PARENT SEC DOCUMENTS"). Parent's quarterly report on Form 10-Q for its fiscal quarter ended December 31, 2001 is referred to herein as the "PARENT 10-Q."

         (b) As of its filing date, each Parent SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act and the 1933 Act.

         (c) As of its filing date, each Parent SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         (d) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         Section 5.7 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent (including any related notes and schedules) included in its annual reports on Form 10-K and the quarterly report on Form 10-Q referred to in Section 5.6 fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements). For purposes of this Agreement, "PARENT BALANCE SHEET" means the consolidated balance sheet of Parent as of December 31, 2001 set forth in Parent 10-Q and "PARENT BALANCE SHEET DATE" means December 31, 2001.

         Section 5.8 Disclosure Documents.

         (a) The Proxy Statement/Prospectus to be filed with the SEC in connection with the Merger and the Form S-4 to be filed under the 1933 Act relating to the issuance of Parent Common Stock in the Merger, and any amendments or supplements thereto, will, when filed, subject to the last sentence of Section 5.8(b), comply as to form in all material respects with the requirements of the Exchange Act and the 1933 Act.

         (b) Neither the Proxy Statement/Prospectus to be filed with the SEC, nor any amendment or supplement thereto, will, at the date the Proxy Statement/Prospectus or any such amendment or supplement is first mailed to stockholders of Parent or at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the Form S-4 nor any amendment or supplement thereto will at the time it becomes effective under the 1933 Act or at the Effective Time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. No representation or warranty is made by Parent in this Section 5.8 with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus or the Form S-4.

         Section 5.9 Absence of Certain Changes. Except as and to the extent disclosed in Parent's SEC Filings filed prior to the date hereof, since the date of the most recent consolidated balance sheet included in Parent's SEC Filings filed prior to the date hereof, there has not been (a) any event, occurrence or development of a state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, or (b) any amendment or change in Parent's Certificate of Incorporation or Bylaws.

         Section 5.10 Shares of Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to the Merger will, when issued and delivered and the shares of Parent Common Stock to be issued pursuant to Company Warrants will, when issued and delivered to the holders thereof on payment of the consideration provided for therein, be duly authorized, validly issued, fully paid and nonassessable.

         Section 5.11 Finders' or Advisors' Fees. Except for RBC Capital Markets, there are no investment brokers, finders or other intermediaries which have been retained by or are authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

                                    ARTICLE 6
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

         Section 6.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (except as contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers, key employees and independent contractors, and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time.

         Following the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall promptly notify Parent of any materially negative event related to the Company or the business of the Company. Without limiting the foregoing, except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent:

         (a) Enter into any material commitment or transaction not in the ordinary course of business consistent with past practice;

         (b) Transfer to any Person or entity any material Proprietary Rights, other than pursuant to licenses in the ordinary course of business;

         (c) Enter into any Material agreements (or Material amendments thereto) pursuant to which any unrelated third party is granted marketing, distribution or similar rights of any type or scope with respect to any products of the Company other than in the ordinary course of business consistent with past practice;

         (d) Amend or otherwise modify, except in the ordinary course of business, or violate the material terms of, any of the agreements set forth or described in the Company SEC Documents;

         (e) Commence any Material litigation, except where the failure to do would result in the expiration of the applicable statute of limitations;

         (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or warrants or other rights exercisable therefore), except pursuant to purchase rights under agreements with employees and consultants;

         (g) Except for the issuance of Company Shares upon exercise of presently outstanding Company Options (as to which the Company shall deduct and withhold such amounts as it is required to deduct and withhold under any provision of federal, state, local or foreign tax law), issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any voting debt or any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

         (h) Cause or permit any amendments to its Certificate or Bylaws (or other charter documents);

         (i) Acquire or agree to acquire any assets in excess of $25,000 in the case of a single transaction, or acquire by merging or consolidating with or by purchasing or by any other manner, any equity securities;

         (j) Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business consistent with past practice;

         (k) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any of its debt securities or guarantee any debt securities of others;

         (l) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee other than pursuant to the existing agreements of the Company not otherwise required by this Agreement to be modified;

         (m) Adopt or amend any employee benefit plan, or enter into any employment contract, extend employment offers to any Person whose aggregate annual base salary would exceed $70,000, pay or agree to pay any special bonus or special remuneration to any director or employee other than in connection with normal annual bonus and salary adjustments for all non-officers and directors upon consultation with Parent, or increase the salaries or wage rates of its other employees, except as consistent with the ordinary course of business consistent with past practice and in no event by more than 10%;

         (n) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

         (o) Pay, discharge or satisfy, in an amount in excess of $10,000 (in any one case) or $25,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of (i) liabilities reflected or reserved against in the Financial Statements and that are not in excess of $50,000 or (ii) liabilities that arose in the ordinary course of business subsequent to the Balance Sheet Date and that are not in excess of $50,000, or (iii) liabilities under contracts entered into in the ordinary course of business, which payments are due in accordance with the terms of such contracts and that are not in excess of $50,000; or (iv) expenses consistent with the provisions of this Agreement incurred in connection with the transactions contemplated hereby and that are not in excess of $50,000;

         (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

         (q) Take, or agree in writing or otherwise to take, any of the actions described in Section 6.1(a) through (p) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

         Section 6.2 No Solicitation. The Company agrees that, from and after the date of this Agreement until the earlier of the date of its termination and the Effective Time, neither it nor any of its Subsidiaries nor any of the officers or directors of it or its Subsidiaries, nor its or their employees, investment bankers, attorneys, accountants, financial advisors, agents or other representatives (collectively, "REPRESENTATIVES"), shall directly or indirectly, initiate, encourage, solicit or otherwise induce any inquiries or the making of a Company Acquisition Proposal (as defined below). The Company further agrees that neither it nor any of its Subsidiaries nor any of its or its Subsidiaries' officers or directors shall, and that it shall direct and use its best reasonable efforts to cause its Representatives not to, directly or indirectly, have any discussions with or provide any confidential information or data to any Person relating to a Company Acquisition Proposal or engage in any negotiations concerning a Company Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement a Company Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (a) making any disclosure to its stockholders if, in the good faith judgment of its Board of Directors, failure so to disclose would be inconsistent with its obligations under applicable law; (b) negotiating with or furnishing information to any Person who has made a bona fide written Company Acquisition Proposal which did not result from a breach of this Section 6.2; or
(c) recommending such Company Acquisition Proposal to its stockholders, if and only to the extent that, in the case of actions referred to in clause (b) or clause (c), such Company Acquisition Proposal is a Superior Proposal (as defined below) and Parent is given at least two (2) business days' written notice of the identity of the third party and all material terms and conditions of the Superior Proposal to respond to such Superior Proposal. The Company agrees that it will, on the date hereof, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a Company

Acquisition Proposal; provided that the Board of Directors of the Company shall not recommend that the stockholders of the Company tender their shares in connection with a tender offer except to the extent the Board of Directors of the Company determines in its good faith judgment that such a recommendation is required to comply with the fiduciary duties of the Board of Directors of the Company to stockholders under applicable law, after receiving the advice of outside legal counsel.

         For purposes of this Agreement, "COMPANY ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any transaction or series of related transactions involving: (a) any purchase from the Company or acquisition by any Person or "group" (as defined under section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a five percent (5%) interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning five percent (5%) or more of the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company; (b) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than five percent (5%) of the assets of the Company (excluding the Optical Division); or
(c) any liquidation or dissolution of the Company. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means, in respect of the Company, an unsolicited, bona fide Company Acquisition Proposal for or in respect of at least a majority of the outstanding Company Shares on terms that the Board of Directors of the Company determines, in its good faith judgment (based on consultation with its financial advisors) to be more favorable to the Company's stockholders than the terms of the Merger, and is from a Person that in the reasonable judgment of the Company's Board of Directors (based on advice from a nationally recognized investment bank, it being recognized for the purposes of this Section 6.2 that Alliant Partners is a nationally recognized investment bank) is financially capable of consummating such proposal.

                                   ARTICLE 7
                       COVENANTS OF PARENT AND THE COMPANY

         Section 7.1 Access to Information.

         (a) From the date of this Agreement until the earlier of the date of its termination and the Effective Time, each of the Company and Parent will give the other party and their authorized representatives (including counsel, environmental and other consultants, accountants and auditors) access during normal business hours to all facilities, personnel and operations and to all books and records of it and its Subsidiaries, will permit, subject to any required consents of third parties, the other party to make such inspections as it may reasonably require and will cause its officers and those of its Subsidiaries to furnish the other party with such financial and operating data and other information with respect to its business and properties as such party may from time to time reasonably request. The Company and the Parent shall provide the other party a copy of any environmental report or assessment prepared by or for the Company or the

Parent with respect to the other party or any of the properties of the other party, including the analytical results of any soil or groundwater sampling.

         (b) Each of the parties hereto will hold and will cause its consultants and advisors to hold in strict confidence pursuant to the Non-Disclosure Agreement dated February 15, 2002 between the parties (the "NON-DISCLOSURE AGREEMENT") all documents and information furnished to the other in connection with the transactions contemplated by this Agreement as if each such consultant or advisor was a party thereto.

         Section 7.2 Registration Statement and Proxy Statement.

         (a) Parent and the Company shall file with the SEC as soon as is reasonably practicable after the date hereof the Proxy Statement/Prospectus and Parent shall file the Form S-4. Parent and the Company shall use all commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Parent shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement. Parent and the Company shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with this Section 7.2(a).

         (b) If at any time prior to the Effective Time any event shall occur which is required to be described in the Proxy Statement/Prospectus or Form S-4, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company; provided that no amendment or supplement to the Proxy Statement/Prospectus or the Form S-4 will be made by Parent or the Company without the approval of the other party. To the extent applicable, each of Parent and the Company will advise the other, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

         (c) Parent and the Company shall each use all commercially reasonable efforts to cause to be delivered to the other a comfort letter of its independent auditors, dated a date within two (2) business days of the effective date of the Form S-4, in form reasonably satisfactory to the other party and customary in scope and substance for such letters in connection with similar registration statements.

         Section 7.3 Stockholder Meeting. The Company shall call a meeting of its stockholders (the "STOCKHOLDER MEETING"), to be held as promptly as practicable in accordance with applicable law and its corporate charter and bylaws for the purpose of voting upon the adoption and approval of this Agreement and the transactions contemplated hereby (the "STOCKHOLDER APPROVAL"). Except as otherwise required by the fiduciary duties of its Board of Directors (as determined in good faith by such Board following the receipt of advice of its outside legal counsel to such effect) and in accordance with Section 6.2 of this Agreement, the Company will,

(a) through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement and the Merger and (b) use commercially reasonable efforts to obtain the foregoing approval of its stockholders. The Company shall use commercially reasonable efforts to hold the Stockholder Meeting as promptly as practicable after the date on which the Form S-4 becomes effective.

         Section 7.4 Reasonable Efforts; Other Actions. Subject to the terms and conditions herein provided and applicable law, the Company and Parent shall use all commercially reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation the lifting of any legal bar to the Merger. To that end, the Company shall use commercially reasonable efforts (i) to cause all members of the Company's Board of Directors, its executive officers and stockholder Oyo Corporation U.S.A. to execute and deliver to Parent Support Agreements ("SUPPORT AGREEMENTS") in the form set forth at Exhibit A.

         Section 7.5 Public Announcements. Before issuing any press release or otherwise making any public statements with respect to the Merger, Parent and the Company will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by the NNM.

         Section 7.6 Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other party of (a) any notice of, or other communication relating to, a breach of this Agreement or event which, with notice or lapse of time or both, would become a breach, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract to which it or any of its Subsidiaries is a party or it, any of its Subsidiaries or any of its or their respective properties is subject, which breach would be reasonably likely to have a Material Adverse Effect on it, or (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

         Section 7.7 Expenses. Except as set forth in Section 9.5, Parent and the Company shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all Third Party Expenses, except that expenses incurred in printing, mailing and filing (including without limitation, SEC filing fees and stock exchange listing application fees) the Form S-4 and the Proxy Statement/Prospectus shall be shared equally by the Company and the Parent.

         Section 7.8 Affiliates. Section 7.8 of the Disclosure Schedule contains a complete and accurate list of those persons who may be deemed to be, in the Company's reasonable judgment, "affiliates" of the Company within the meaning of Rule 145 promulgated under the Securities Act (each, a "COMPANY AFFILIATE" and collectively, the "COMPANY AFFILIATES"). The Company shall provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. The Company shall cause Oyo Corporation U.S.A. to deliver to Parent, prior to the date of mailing of the Proxy Statement/Prospectus to the Company's stockholders, an executed Lock-up Agreement substantially in the form attached as Exhibit B (the "LOCK-UP AGREEMENT"). Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by Oyo Corporation U.S.A. pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Lock-up Agreement

         Section 7.9 Company Employee Benefit Plans.

         (a) Parent agrees that all employees of the Company and its Subsidiaries who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time ("CONTINUING EMPLOYEES") shall be eligible to continue to participate in the Surviving Corporation's health and welfare benefit plans in accordance with the terms of those plans; provided, however, that (i) nothing in this Section 7.9 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health or welfare benefit at any time, and (ii) if Parent or any Surviving Corporation terminates any such health or welfare benefit plan, then (upon expiration of any appropriate transition period), the Continuing Employees shall be eligible to participate in Parent's health and welfare benefit plans, to substantially the same extent as similarly situated employees of Parent. Nothing in this Section 7.9 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent, and the employment of each Continuing Employee shall be "at will" employment, if permitted under applicable law.

         (b) The Company agrees that it will take all necessary actions to cause its 401(k) plan, or any other 401(k) plan that it sponsors or maintains for the benefit of any of the Company employees, to be frozen prior to the Effective Time, or merged, as of or as soon as practicable following the Effective Time into the appropriate qualified plan of Parent, as determined by Parent in its sole discretion, provided that Parent shall provide, as of the Effective Time, comparable benefits under any such 401(k) plan to each employee of the Company as are provided to similarly situated employees of Parent.

         Section 7.10 NNM Listing. If required by the NNM, Parent shall promptly prepare and submit to The Nasdaq Stock Market, Inc. a listing application or other notice covering the shares of issuable in the Merger and upon exercise of the Company Warrants, and shall use commercially reasonable efforts to obtain, prior to the Effective Time, approval (if required) for the listing of such Parent Common Stock, subject to official notice of issuance.

         Section 7.11 Resignation of Officers and Directors. The Company shall use all reasonable efforts to obtain and deliver to Parent on or prior to the Closing the resignation of each officer and director of the Company and its Subsidiaries.

         Section 7.12 Severance Benefits. Parent will cause the Surviving Corporation to pay severance benefits to Company employees who are terminated after the Closing Date in accordance with Parent's current severance policy giving credit for service as an employee of the Company. Parent's current severance policy is to pay four weeks' salary plus one week's salary for each year or portion thereof of employment.

         Section 7.13 Indemnification.

         (a) From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, assume and perform in all respects the obligations of the Company pursuant to such indemnification agreements scheduled at Schedule 7.13(a) hereto between the Company and its officers and directors immediately prior to the date of this Agreement (the "INDEMNIFIED PARTIES"), subject to applicable law. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by law.

         (b) For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to use all reasonable efforts to cause to be maintained substantially equivalent directors' and officers' liability insurance to that maintained by the Company covering those persons who are covered by the Company's directors' and officers' liability insurance policy as of the date hereof on terms comparable to those applicable to the current directors and officers of the Company.

         (c) After the date hereof but prior to the Effective Time, the Company shall procure continuing directors and officers liability insurance coverage for a period not to exceed six years after the Effective Time (the "TAIL COVERAGE") in an amount and upon terms substantially equivalent, but not superior, to such insurance of the Company in effect as of the date hereof. In the event it appears to the Company that the cost to the Company of the aggregate insurance premiums for the Tail Coverage (the "INSURANCE PREMIUMS") will likely exceed the sum of $1,300,000 plus any amount of credit then currently available to the Company under the Company's current directors and officers liability policy (the "CREDITS"), the Company shall promptly so notify Parent in writing and Parent shall have twenty-one days from such notice to attempt to locate Tail Coverage at a lesser cost to the Company, and, if such less costly coverage is located, it shall be procured by the Company. Regardless of which party locates the Tail Coverage, the amount of Insurance Premiums paid by the Company for such Tail Coverage up to a maximum of $900,000 in excess of the sum of $400,000 plus the Credits shall be referred to as the "PREMIUMS OVERAGE."

         (d) This Section 7.13 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and its successors and assigns. In the event Parent or the Surviving Corporation or any successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 7.13.

         Section 7.14 Warrant Agreement. Parent, Surviving Corporation and the Company shall take all action required by Section 4.05 of that certain Warrant Agreement dated as of December 22, 1999, between the Company and C. E. Unterberg, Towbin in respect of the Warrants contemplated by such Warrant Agreement.

         Section 7.15 Employment Agreement. Parent shall offer new employment with the Surviving Corporation effective upon Closing in accordance with the form of employment agreement attached at Exhibit C to each of Elizabeth Withers, John Hirsekorn and Douglas Arnold and in accordance with the form of employment agreement attached at Exhibit D to each of John Dutil and Brian Connell. If any of the foregoing individuals resigns from the Company effective upon Closing and does not accept employment with the Surviving Corporation in accordance with the applicable form of employment agreement attached at Exhibit C or Exhibit D, then as of Closing Parent shall pay such resigning person severance in the amount of four (4) months salary plus cash in the amount of four (4) months applicable COBRA coverage and the amount of the unvested balance of such person's Company 401(k) plan account that is forfeited upon such termination of employment, except as to Elizabeth Withers who would be paid eight (8) months salary and eight (8) months cost of COBRA and the amount of the unvested balance of such person's Company 401(k) plan account that is forfeited upon such termination of employment. As used in the preceding sentence the amount of salary as to each referenced individual would be his or her Company salary in effect as of the date of this Agreement.

         Section 7.16 Stock Options. Not later than one (1) month after the Closing Date, Parent shall grant a stock option to each and every of the Company employees that Parent intends to retain for longer than three (3) months after the Closing Date. In aggregate, said stock options shall be for no less than 200,000 shares of Parent Common Stock. Each of said stock options shall have no more than a three (3) year vesting provision, shall have no less than a ten (10) year term and shall be exercisable for Parent Common Stock at a price not more than the fair market value of Parent Common Stock on the date of grant.

         Section 7.17 Retention Bonuses. Within five (5) business days of the date of this Agreement, Parent shall communicate to each of the employees listed as key employees in Parent's letter to the Company dated March 26, 2002 that each of said employees is eligible for a retention bonus to be paid by Parent no later than ninety (90) calendar days after the Closing Date provided that said employee is employed by the Company as of said date. Each such retention bonus shall be meaningful and shall be in addition to any other compensation said employee is entitled to receive. Parent shall pay the Retention Bonuses no later than ninety (90) calendar days after the Closing Date.

                                   ARTICLE 8
                            CONDITIONS TO THE MERGER

         Section 8.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) at or prior to the Closing of the following conditions:

         (a) this Agreement shall have been adopted by the stockholders of the Company in accordance with applicable law;

         (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger;

         (c) the Form S-4 shall have been declared effective under the Securities Act of 1933, as amended (the "1933 ACT") and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and

         (d) the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NNM, subject to official notice of issuance, if required; and

         Section 8.2 Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

         (a) (i) the Company shall have performed in all material respects all of its obligations and covenants hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (provided that any such representation and warranty made as of a specific date shall be true and correct as of such specific date), except for such inaccuracies that individually or in the aggregate do not have a Material Adverse Effect on the Company as of the Closing Date and except for changes contemplated by this Agreement (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and any update of or modification to the Company Disclosure Letter made or proposed to have been made after the execution of this Agreement shall be disregarded), and (iii) Parent shall have received a certificate signed by the chief executive officer of the Company to the foregoing effect;

         (b) the Company shall have received all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth in Section 4.5 of the Disclosure Schedule;

         (c) Oyo Corporation U.S.A. shall have executed and delivered to Parent a Lock-up Agreement and such agreement shall be in full force and effect as of a date prior to the mailing of the Proxy Statement/Prospectus to the Company Stockholders;

         (d) the Company shall have provided to Parent the executed resolutions of the Board of Directors of the Company and executed amendment to any Company 401(k) Plan required pursuant to Section 7.9(b) hereof;

         (e) each member of the Company's Board of Directors, each of the Company's executive officers, and OYO Corporation U.S.A. shall have executed and delivered to Parent Support Agreements in the form set forth at Exhibit A;

         (f) the Company shall have provided Parent with a certificate, executed on behalf of the Company by an executive officer of the Company, confirming that the conditions set forth in subparagraphs (b), (c) and (h) of this Section 8.2 have been duly satisfied;

         (g) the written resignations of all of the officers and directors of the Company, effective as of the Effective Time, shall have been delivered to Parent;

         (h) no more than twenty-five percent (25%) of the individuals listed as key employees in Parent's letter to the Company dated March 26, 2002 shall have ceased to be employed by the Company, or shall have expressed an intention to terminate his or her employment with the Company or to decline to accept continued employment with the Company post Merger;

         (i) there shall not be pending any suit, proceeding or investigation:
(i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from Parent or any of its subsidiaries any damages that may be material to Parent; (iii) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (iv) which, if adversely determined could have a Material Adverse Effect on the Company or Parent;

         (j) the Company or its transfer agent shall not have received on or prior to the Effective Time notice from holders of more than 4.90% of Company Common Stock of their intention to exercise rights of dissent; and

         (k) there shall have not occurred any event or change since the date of the Agreement that has had or could reasonably be expected to have a Material Adverse Effect on the Company.

         (l) the Company should have procured continuing directors and officers liability insurance as set forth in, and consistent with, Section 7.13(c).

         Section 8.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

         (a) (i) Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (provided that any such representation and warranty made as of a specific date shall be true and correct as of such specific date), except for such inaccuracies that individually or in the aggregate do not have a Material Adverse Effect on Parent as of the Closing Date and except for changes contemplated by this Agreement (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and any update of or modification to the Parent Disclosure Letter made or proposed to have been made after the execution of this Agreement shall be disregarded), and (iii) the Company shall have received a certificate signed by the chief executive officer of Parent to the foregoing effect;

         (b) there shall have not occurred any event or change since the date of the Agreement that has had or could reasonably be expected to have a Material Adverse Effect on Parent; and

         (c) new employment agreements, in the form attached hereto as Exhibit C, will have been offered effective upon Closing with the Surviving Corporation to each of Elizabeth Withers, John Hirsekorn and Douglas Arnold, and new employment agreements, in the form attached hereto as Exhibit D, will have been offered effective upon Closing with the Surviving Corporation to each of John Dutil and Brian Connell.

                                    ARTICLE 9
                                   TERMINATION

         Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company or Parent:

         (a) by mutual consent of Parent and the Company;

         (b) by either Parent or the Company if the Merger shall not have been consummated on or before November 22, 2002 (the "END DATE"), which date may be extended by mutual written consent of the parties hereto; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party prior to November 22, 2002 whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement.

         (c) by either Parent or the Company, if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement shall have used commercially reasonable efforts to avoid, remove or lift such order, decree or ruling; or

         (d) by either Parent or the Company, if Stockholder Approval of the Merger is not obtained by the Company at its meeting of stockholders duly called and held therefor.

         Section 9.2 Termination by Parent. This Agreement may be terminated by action of the Board of Directors of Parent, at any time prior to the Effective Time, before or after the approval by the stockholders of the Company, if (a) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in Article 2, Article 6 and Article 7 of this Agreement to be complied with or performed by the Company at or prior to such date of termination; provided, however, that if such failure to comply is capable of being cured prior to the End Date, such failure shall not have been cured within thirty (30) days of delivery to the Company of written notice of such failure, (b) there exists a breach or breaches of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 8.2(a) would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the End Date, such breaches shall not have been cured within thirty
(30) days of delivery to the Company of written notice of such breach or breaches, or (c) a Company Triggering Event (as defined below) shall have occurred.

         For the purposes of this Agreement, a "COMPANY TRIGGERING EVENT" shall be deemed to have occurred if: (a) the Board of Directors of the Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (b) the Company shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of the Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (c) the Board of Directors of the Company or any committee thereof shall have approved or recommended any Superior Proposal with respect to the Company; or (d) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

         Section 9.3 Termination by the Company. This Agreement may be terminated at any time prior to the Effective Time, before or after the approval by the stockholders of the Company, by action of the Board of Directors of the Company, if (a) Parent shall have failed to comply in any material respect with any of the covenants or agreements contained in Article 2 and Article 7 of this Agreement to be complied with or performed by Parent at or prior to such date of termination; provided, however, that if such failure to comply is capable of being cured prior to the End Date, such failure shall not have been cured within thirty (30) days of delivery to Parent of written notice of such failure, (b) there exists a breach or breaches of any representation or warranty of Parent contained in this Agreement such that the closing condition set forth in Section 8.3(a) would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the End Date, such breaches shall not have been cured within thirty (30) days of delivery to Parent of written notice of such breach or breaches, or (c)(i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal with respect to the Company and the Company notifies Parent in writing in accordance with Section 6.2 that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice and (ii) the Company upon such termination pursuant to this clause
(c) pays to Parent in immediately available funds the fees required to be paid pursuant to Section 9.5.

         Section 9.4 Procedure for Termination. In the event of termination by Parent or the Company pursuant to this Article 9, written notice thereof shall forthwith be given to the other.

         Section 9.5 Effect of Termination.

         (a) In the event of termination of this Agreement pursuant to this
Article 9, this Agreement shall forthwith become null and void, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in this
Section 9.5 and Section 7.1(b) and Section 7.7 hereof, and except to the extent that such termination results from willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in Agreement in which case such party shall be liable for all resulting liabilities or damages; provided, however, that in no event shall either (i) the Company or
(ii) Parent and Merger Subsidiary combined be responsible for damages or a monetary award in excess of $900,000.

         (b) If

                  (i) the Company shall terminate this Agreement pursuant to
         Section 9.3(c);

                  (ii) Parent shall terminate this Agreement pursuant to Section 9.2(c), unless at the time of such Company Triggering Event, any of the conditions set forth in Section 8.3(a) would not have been satisfied as of such date and would not be reasonably capable of being satisfied; or

                  (iii) either the Company or Parent shall terminate this Agreement pursuant to Section 9.1(d) in circumstances where the Company Stockholder Approval was not obtained by the Company at its Stockholder Meeting and prior to the Company's Stockholder Meeting a Company Acquisition Proposal was made by any Person and within twelve (12) months after termination of this Agreement the Company consummates a Company Acquisition or enters into a definitive agreement with respect to such Company Acquisition Proposal that provides for a Company Acquisition;

then in any case as described in clause (i), (ii) or (iii) the Company shall pay to Parent (by wire transfer of immediately available funds not later than the date of termination of this Agreement or, in the case of clause (iii), the date of such definitive agreement, an amount equal to $900,000. For purposes of this Agreement, the term "COMPANY ACQUISITION" shall mean (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of assets representing in excess of fifty percent (50%) of the aggregate fair market value of the Company's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the Company.

                                   ARTICLE 10
                                  MISCELLANEOUS

         Section 10.1 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid, by facsimile (with receipt confirmed and promptly confirmed by personal delivery, U.S. first class mail, or courier), or by courier service, as follows:


         If to Parent or Merger Subsidiary to:    Symmetricom, Inc.
                                                  2300 Orchard Parkway
                                                  San Jose, CA 95131
                                                  Attn:  Chief Executive Officer
                                                  Facsimile:  (408) 428-7896

         with a copy to:                          Pillsbury Winthrop LLP
                                                  2550 Hanover Street
                                                  Palo Alto, CA 94304
                                                  Attn:  Richard Bebb
                                                  Facsimile:  (650) 233-4545

         If to the Company to:                    TrueTime, Inc.
                                                  3750 Westwind Boulevard
                                                  Santa Rosa CA  95403
                                                  Attn:  Chief Executive Officer
                                                  Facsimile:  (707) 527-6640

         with a copy to:                          Fulbright & Jaworski L.L.P.
                                                  1301 McKinney, Suite 5100
                                                  Houston, Texas  77010-3095
                                                  Attn:  Arthur H. Rogers
                                                  Facsimile:  (713) 651-5246

         Section 10.2 Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

         Section 10.3 Amendments; No Waivers.

         (a) Any provision of this Agreement (including the Exhibits and Schedules hereto) may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, (ii) any term of the certificate of incorporation of the Surviving Corporation or

(iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         Section 10.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations hereunder.

         Section 10.5 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to principles of conflicts of law.

         Section 10.6 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware, and each of the parties hereby consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in this Section 10.6 shall be deemed effective service of process on such party.

         Section 10.7 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         Section 10.8 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         Section 10.9 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Non-Disclosure Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. No provision of this Agreement or any other agreement contemplated hereby is intended to confer on any Person other than the parties hereto any rights or remedies.

         Section 10.10 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         Section 10.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, all as of the date first above written.

                                         SCO-TRT ACQUISITION, INC.



                                         By /s/ THOMAS W. STEIPP
                                           -------------------------------------
                                                Thomas W. Steipp, President


                                         SYMMETRICOM, INC.



                                         By /s/ THOMAS W. STEIPP
                                           -------------------------------------
                                                    Thomas W. Steipp
                                           President and Chief Executive Officer


                                         TRUETIME, INC.



                                         By /s/ ELIZABETH A. WITHERS
                                           -------------------------------------
                                                     Elizabeth A. Withers
                                           President and Chief Executive Officer

                                                                       EXHIBIT A

                                SUPPORT AGREEMENT


         THIS SUPPORT AGREEMENT (this "AGREEMENT") is made and entered into effective as of March [ ], 2002, between SYMMETRICOM, INC. a Delaware corporation ("PARENT"), and the undersigned stockholder ("STOCKHOLDER") of TrueTime, Inc. a Delaware corporation (the "Company").

         RECITALS:

         A. Concurrently with the execution of this Agreement, Parent and the Company are entering into an Agreement and Plan of Merger dated as of March 2[ ], 2002 (the "MERGER AGREEMENT"), by and among Parent, the Company and SCO-TRT Acquisition, Inc. (the "MERGER SUBSIDIARY") pursuant to which the Merger Subsidiary shall be merged with and into the Company (the "MERGER"), whereupon the separate existence of the Merger Subsidiary shall cease and the Company shall be the surviving corporation (hereinafter sometimes called the "SURVIVING Corporation") in the Merger and a wholly owned subsidiary of Parent. Pursuant to the Merger, the shares of Company Common Stock will be converted into the right to receive cash and Parent Common Stock, par value $0.001, on the basis described in the Merger Agreement. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Merger Agreement.

         B. The Stockholder is the record holder and beneficial owner of such number of shares of the outstanding capital stock of the Company as is indicated on the final page of this Agreement (the "SHARES").

         C. As a material inducement to enter into the Merger Agreement and/or consummate the Merger, Parent desires the Stockholder to agree, and the Stockholder is willing to agree (i) to vote the Shares and any other such shares of capital stock of the Company hereafter acquired by Stockholder so as to facilitate consummation of the Merger and (ii) not to engage in certain solicitation activities.

         NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

         1. Agreement to Vote Shares; Additional Purchases.

         1.1 Agreement to Vote Shares. Subject to the terms and conditions of this Agreement, at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, Stockholder shall vote or cause to be voted the Shares and any New Shares (as hereinafter defined) (a) in favor of (i) approval of the Merger Agreement and the Merger, (ii) any matter that could reasonably be expected to facilitate the Merger and (b) against any matter that could reasonably be expected to hinder, impede or delay the consummation of the Merger.

         1.2 Additional Share Purchases. Stockholder agrees that any shares of capital stock of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires record or beneficial ownership ("New Shares") after the execution of this Agreement and prior to the Expiration Date (as defined below) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

         2. Representations and Warranties of the Stockholder. Stockholder represents and warrants that Stockholder (a) is the record and beneficial owner of and has the sole right to vote the Shares, which at the date hereof are free and clear of any liens, claims, options, charges or other encumbrances other than that Stock Purchase (Call) Option Agreement dated as of December 16, 1999 between Stockholder and Ernest M. Hall, Jr. applicable to 140,000 of Stockholder's shares, (b) does not own, either beneficially or of record, any shares of capital stock of the Company other than the Shares (excluding (i) shares as to which Stockholder currently disclaims beneficial ownership in accordance with applicable law and (ii) shares which Stockholder has the right to acquire pursuant to options granted to Stockholder by the Company) and (c) has full power and authority to make, enter into and carry out the terms of this Agreement.

         3. Additional Documents. Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent or Company, as the case may be, to carry out the intent of this Agreement.

         4. No Solicitation. Until the earlier of the Effective Time and the date of termination of the Merger Agreement pursuant to the provisions of
Article 9 thereof, Stockholder will not take, nor will Stockholder permit any of Stockholder's officers, directors, employees, stockholders, attorneys, investment advisors, agents, representatives, or affiliates (collectively, "Representatives") to (directly or indirectly), take any of the following actions with any Person other than Parent and its designees: (a) solicit, encourage, initiate, entertain, review or encourage any proposals or offers from, or participate in or conduct discussions with or engage in negotiations with, any Person relating to any offer, indication of interest or proposal, oral, written or otherwise, formal or informal with respect to any possible business combination with the Company or a Company Acquisition Proposal (a "COMPETING PROPOSED TRANSACTION") (b) provide information not customarily disclosed consistent with the Company's past practices with respect to the Company or any of its Subsidiaries (whether such Subsidiaries are in existence on the date hereof or are hereafter organized) to any Person, other than Parent, relating to (or which the Stockholder or any of the Stockholder's Representatives believes or should reasonably know would be used for the purpose of formulating an offer, indication of interest or proposal with respect to), or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Competing Proposed Transaction with the Company or any Subsidiary of the Company (whether such Subsidiary is in existence on the date hereof or is hereafter organized), (c) agree to enter into a Contract with any Person, other than Parent, providing for, or approve a Competing Proposed Transaction with the Company or any Subsidiary (whether such Subsidiary is in existence on the date hereof or is hereafter organized), (d) make or authorize any statement, recommendation, solicitation or endorsement in support of any possible Competing Proposed Transaction with the Company or any Subsidiary (whether such Subsidiary is in existence on the date hereof or is hereafter organized) other than by Parent, or (e) authorize or permit any of the Stockholder's Representatives to take any such action. The Stockholder shall immediately cease and cause to be terminated any such contacts or negotiations between the Stockholder or any of the Stockholder's Representatives with any Person relating to any such Competing Proposed Transaction. In addition to the foregoing, if

Stockholder receives prior to the Effective Time or the termination of the Merger Agreement any offer, indication of interest or proposal (formal or informal, oral, written or otherwise) relating to, or any inquiry or contact from any Person with respect to, a Competing Proposed Transaction, the Stockholder shall immediately notify Parent, such notice to include the identity of the Person or Persons making such offer, indication of interest or proposal, and will keep Parent apprised on a current basis of the status of any such offer, indication of interest or proposal and of any modifications to the terms thereof; provided, however, that nothing in this Agreement shall prevent a Stockholder, or a Stockholder's Representative, who is a member of the Company's Board of Director from engaging in activity in connection with a Superior Proposal permitted pursuant Section 6.2 of the Merger Agreement. Each the Stockholder and Parent acknowledge that this Section 4 was a significant inducement for Parent to enter into the Merger Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to the stockholders of the Company in the Merger or
(ii) a failure to induce Parent to enter into the Merger Agreement.

         5. Termination. This Agreement (other than Section 7, which shall survive indefinitely, shall terminate and shall have no further force or effect as of the earlier to occur of (a) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement or
(b) such date and time as the Merger Agreement shall have been terminated pursuant to Article 9 thereof (the earlier to occur of (a) and (b) is referred to herein as the "EXPIRATION DATE").

         6. Miscellaneous.

         6.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         6.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties hereto without prior written consent of the other party hereto; the foregoing notwithstanding the parties agree that Stockholder will not sell, transfer, encumber or assign ("Transfer") its Shares, or some portion thereof, in a private transaction except where the transferee agrees in writing for Parent's express benefit to be bound by, and subject to this Agreement, in which case Parent shall be deemed to have consented to such Transfer.

         6.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

         6.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

         6.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered by hand in person, by electronic facsimile transmission (with a copy sent by first class mail, postage prepaid), or sent by registered or certified mail, postage prepaid, return receipt requested, or by express overnight courier (prepaid) to the respective parties as follows:


             If to Parent:         Parent
                                   2300 Orchard Parkway
                                   San Jose, CA 95131
                                   Attn:  Chief Executive Officer
                                   Facsimile:  (408) 428-7896

             with a copy to:       Pillsbury Winthrop LLP
                                   2550 Hanover Street
                                   Palo Alto, CA 94304
                                   Attn:  Richard Bebb
                                   Facsimile:  (650) 233-4545

             If to Stockholder:    To the address for notice set forth on the
                                   last page hereof.

                                   With a copy (which shall not constitute
                                   notice) to:

                                   Fulbright & Jaworski L.L.P.
                                   1301 McKinney, Suite 5100
                                   Houston, Texas  77010-3095
                                   Attn:  Arthur H. Rogers
                                   Facsimile:  (713) 651-5246

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

         6.6 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware (without regard to the principles of conflict of laws thereof or of any other jurisdiction).

         6.7 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

         6.8 Legal Counsel. Stockholder acknowledges that he or it has been advised to, and has had the opportunity to consult with his or its personal attorney prior to entering into this Agreement.

         6.9 Agreement Negotiated. The form of this Agreement has been negotiated by or on behalf of Parent and the Company, each of which was represented by attorneys who have carefully negotiated the provisions hereof. Stockholder acknowledges that he or it has been advised to, and has had the opportunity to, consult with his or its personal attorney prior to entering into this Agreement. As a consequence, Parent and Stockholder do not believe that any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive its effects.

         6.10 Counterparts. This Agreement may be executed by facsimile and in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         6.11 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

         6.12 Legends. Any stock certificates representing the Shares or the New Shares shall be legended at the request of Parent to reflect the voting agreement.

         IN WITNESS WHEREOF, the parties have caused this Support Agreement to be duly executed on the date and year first above written.

                                    SYMMETRICOM, INC.



                                    By
                                      ------------------------------------------

                                    Name
                                        ----------------------------------------

                                    Title
                                         ---------------------------------------


                                    STOCKHOLDER



                                    By
                                      ------------------------------------------

                                    Name
                                        ----------------------------------------

                                    Title
                                         ---------------------------------------


                                    Number of Shares of the Company Beneficially
                                    Held by Stockholder:

                                    Common Stock:
                                                 -------------------------------

                                                                       EXHIBIT B

                                LOCK-UP AGREEMENT


         THIS LOCKUP AGREEMENT, is made and entered into as of ______________ __, 2002, by and among SYMMETRICOM, INC., a Delaware corporation ("PARENT") and the undersigned (the "STOCKHOLDER.")

         WHEREAS, prior to the Effective Time the Stockholder was the holder of shares of Common Stock of TrueTime, Inc., a Delaware Corporation (the "COMPANY");

         WHEREAS, pursuant to the Agreement and Plan of Merger (the "MERGER AGREEMENT") by and among Parent, the Company, and Sco-TRT Acquisition Subsidiary, a wholly owned subsidiary of Parent ("MERGER SUBSIDIARY"), and the Company, dated as of March 26, 2002, as of the Effective Time (i) the Company will merge with and into the Merger Subsidiary (the "MERGER") and (ii) all of the outstanding shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive cash and shares of Common Stock, par value $0.001 per share, of Parent ("PARENT COMMON STOCK");

         WHEREAS, it is a condition to the Stockholder's receipt of his, her or its pro rata share of the Parent Common Stock to be issued to the stockholders of the Company in the Merger that the Stockholder first execute this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereby agree with each other as follows:

         1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

         (a) "Shares" shall mean and include all shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock issued or issuable to the Stockholder in connection with the Merger (including, without limitation, shares of Parent Common Stock or securities convertible into or exercisable or exchangeable for Parent Common Stock which may be deemed to be beneficially owned by the Stockholder in accordance with the rules and regulations of the Securities Exchange Commission but not including shares of Parent Common Stock issuable upon the exercise of options), and all other securities of Parent which may be issued in exchange for or in respect thereof (whether by way of stock split, stock dividend, conversion, combination, reclassification, reorganization, merger or any other means).

         (b) Other capitalized terms used herein that are not otherwise defined herein shall have the meaning given to such terms in the Merger Agreement.

         2. Prohibited Transfers.

         (a) The Stockholder shall not sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose of all or any of his, her or its Shares except Released Shares (as defined in Section 4 hereof). The term "DISPOSE" includes, but is not limited to, the act of selling, assigning, transferring, pledging, hypothecating, encumbering, mortgaging, giving and any other form of disposing or conveying, whether voluntary or by operation of law. Notwithstanding the foregoing, the Stockholder shall not be prohibited from entering into any hedging or similar transaction which may affect the economic risks associated with the Shares so long as the settlement thereof is effected by any consideration other than transfer of his Shares (except the Released Shares). Any Parent Common Stock acquired by Stockholder in the open market will not be Lock-Up Shares (as defined in Section 4 hereof) and will not be subject to the provisions of this Section 2(a).

         (b) Notwithstanding the foregoing, the Stockholder may transfer all or any of his or her Shares (i) by way of gift to any member of the Stockholder's family or to any trust for the benefit of any such family member or the Stockholder, provided that any such transferee shall agree in writing with Parent, as a condition to such transfer, to be bound by all of the provisions of this Agreement to the same extent as if such transferee were the Stockholder, or
(ii) by will or the laws of descent and distribution, in which event each such transferee shall be bound by all of the provisions of this Agreement to the same extent as if such transferee were the Stockholder, or (iii) if such Stockholder is a corporation, trust, partnership, limited liability company or similar entity, to its stockholders, beneficiaries, partners or members, as the case may be, provided that any such transferee shall agree in writing with Parent, as a condition to such transfer, to be bound by all of the provisions of this Agreement to the same extent as if such transferee were the Stockholder. As used herein, the word "family" shall include any spouse, lineal ancestor or descendant, brother or sister.

         (c) No transfer of Shares otherwise permitted by this Agreement may be made unless such transfer is within the limitations of and in compliance with Rule 145 under the Securities Act of 1933, as amended (the "Securities Act").

         (d) Any transfer or other disposition of Shares in violation of the restrictions on transfer contained herein shall be null and void and shall not entitle the Stockholder or any proposed transferee or other person to have any Shares transferred upon the books of Parent.

         3. Term of Agreement.

                  This Agreement shall expire three hundred sixty (360) days following the Closing Date of the Merger.

         4. Release of Shares from Transfer Restrictions.

                  The term "Released Shares" shall mean the following percentage of the Shares as of the applicable Release Date:

                                                       Percentage of Shares that
                        Release Date                     Become Released Shares
                        ------------                   -------------------------
         One hundred eighty (180) days following the             10%
         Closing Date of the Merger

         Two hundred ten (210) days following the                10%
         Closing Date of the Merger

         Two hundred forty (240) days following the              10%
         Closing Date of the Merger

         Two hundred seventy (270) days following the            10%
         Closing Date of the Merger

         Three hundred (300) days following the                  10%
         Closing Date of the Merger

         Three hundred thirty (330) days following the           10%
         Closing Date of the Merger

         Three hundred sixty (360) days following the           100%
         Closing Date of the Merger

Shares which have not been released in the manner described above or have not otherwise become Released Shares under this Section 4, shall be regarded as "LOCK-UP SHARES" and shall be subject to the prohibitions on transfer contained in Section 2.

         5. Rights as Stockholder. It is understood that the Stockholder has the right to vote all of the Shares held by him or her and that he or she shall be entitled to all dividends or distributions made by Parent arising in respect of the Shares, in cash, stock or other property, including warrants, options or other rights.

         6. Specific Enforcement. The parties hereby acknowledge and agree that they may be irreparably damaged in the event that this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any party, any other party shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance, in accordance with the provisions hereof.

         7. Legend. All certificates evidencing any of the Shares subject to this Agreement shall also bear a legend substantially as follows during the term of this Agreement:

                  "Until [360 days following the Closing Date of the Merger], the shares represented by this certificate are subject to restrictions on transfer and may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with and subject to all the terms and conditions of a certain Lock-Up Agreement originally dated as of March 27, 2002, as it may be amended from time to time, a copy of which the Company will furnish to the holder of this certificate upon request and without charge."

Parent may impose stop-transfer instructions with respect to the Lock-Up Shares subject to the foregoing restriction until the end of such three hundred sixty
(360) day period.

         8. Governing Law; Successors and Assigns. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to its conflict of laws provisions and shall be binding upon the heirs, personal representatives, executors, administrators, successors and assigns of the parties. Stockholder agrees that, between the date of this Agreement and the earlier of the Effective Date and the date of the Merger Agreement's termination, Stockholder will further not dispose of its shares of Company Common Stock in a private transaction unless the transferee in such transaction agrees in writing to be bound by the terms and limitations of this Agreement.

         9. Notices. All notices to be given or otherwise made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument, delivered by hand in person, or by express overnight courier service, or by electronic facsimile transmission (with a copy sent by first class mail, postage prepaid), or by registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by the addressee to the addresser listing all parties:

         If to Parent:             Parent
                                   2300 Orchard Parkway
                                   San Jose, CA 95131
                                   Attn:  Chief Executive Officer
                                   Facsimile:  (408) 428-7896

         with a copy to:           Pillsbury Winthrop LLP
                                   2550 Hanover Street
                                   Palo Alto, CA 94304
                                   Attn:  Richard Bebb
                                   Facsimile:  (650) 233-4545

         If to Stockholder:        To the address for notice set forth on the
                                   last page hereof.

                                   With a copy (which shall not constitute
                                   notice) to:

                                   Fulbright & Jaworski L.L.P.
                                   1301 McKinney, Suite 5100
                                   Houston, Texas  77010-3095
                                   Attn:  Arthur H. Rogers
                                   Facsimile:  (713) 651-5246

All such notices shall, when mailed or sent via facsimile, be effective when received or when attempted delivery is refused.

         10. Entire Agreement and Amendments. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by an agreement signed by Parent and the holders of at least a majority of the Shares subject to this Agreement.

         11. Waivers. From time to time Parent may waive its rights hereunder either generally or with respect to one or more specific transfers which have been proposed, attempted or made. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

         12. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

         13. Counterparts. This Agreement may be executed in two or more counterparts, each one of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.



                                            SYMMETRICOM, INC.



                                            By:
                                               ---------------------------------
                                                         (Signature)

                                            Name:
                                                 -------------------------------

                                            Title:
                                                  ------------------------------



                                            STOCKHOLDER:



                                            ------------------------------------
                                                        (Signature)

                                            Name:
                                                 -------------------------------

                                            Address:
                                                    ----------------------------